Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Kinder Morgan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1001 Louisiana Street, Suite 1000
Houston, Texas 77002
March 31, 2017

Dear fellow stockholder:

        You are cordially invited to attend our 2017 Annual Meeting of Stockholders to be held at our offices at 1001 Louisiana Street, Houston, Texas, on Wednesday, May 10, 2017, at 10:00 a.m. local time. The accompanying proxy statement describes the matters to be presented for approval at the meeting.

        Representation of your shares at the meeting is very important. I urge each stockholder, whether or not you plan to attend the meeting, to vote promptly over the Internet or telephone or by mailing a completed proxy card or voting instruction card. Instructions on how to vote begin on page ii of the proxy statement.

        Thank you for your continued support.

Sincerely,

Richard D. Kinder Executive Chairman

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2017

To our stockholders:

        The 2017 Annual Meeting of our Stockholders will be held at our offices at 1001 Louisiana Street, Houston, Texas, on Wednesday, May 10, 2017, at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

  (1)
  the election of the nominated directors;

  (2)
  the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017; and

  (3)
  four stockholder proposals contained in the proxy statement accompanying this notice, if properly presented by the stockholder proponents at the meeting.

        These items of business are more fully described in the accompanying proxy statement.

        Only holders of shares of our common stock as of the close of business on March 13, 2017, the record date, are entitled to receive notice of and to vote at the meeting. A list of all registered holders entitled to vote is on file at our principal offices at 1001 Louisiana Street, Suite 1000, Houston, Texas, and will be available for inspection for any purpose germane to the meeting by any stockholder during the meeting and during business hours for ten days prior to the meeting.

        Even if you plan to attend the meeting in person, please cast your vote in advance as soon as possible using one of the methods described in the accompanying proxy statement. You may vote over the Internet or telephone or by mailing a completed proxy card or voting instruction card, as applicable, all as described in the proxy statement. Any stockholder attending the meeting who presents appropriate documentation described in the proxy statement may revoke an earlier vote by proxy and vote in person.

        In accordance with the "Notice and Access" rules adopted by the Securities and Exchange Commission (SEC), we have elected to provide our stockholders access to our proxy materials by posting such documents on the Internet. Accordingly, on March 31, 2017, an Important Notice Regarding the Availability of Proxy Materials (Notice) was mailed to the holders of our common stock as of the close of business on the record date. Beginning on March 31, 2017, stockholders have the ability to access the proxy materials on a website referred to in the Notice, or to request that a printed set of the proxy materials be sent to them, by following the instructions on the Notice.

IF YOU PLAN TO ATTEND:

        Please note that space constraints make it necessary to limit attendance to stockholders. Guests of stockholders will not be permitted. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., and seating will begin at 9:30 a.m. Stockholders will be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will also need to bring the voting instruction card that they received from their broker, trustee or other nominee in connection with the meeting, or a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Richard D. Kinder Executive Chairman
March 31, 2017 Houston, Texas

Proxy Summary		i
Questions and Answers About the Annual Meeting and Voting		1
Corporate Governance		5
The Board of Directors and its Committees		10
Certain Relationships and Related Party Transactions		16
Security Ownership of Certain Beneficial Owners and Management		18
Executive Officers		21
Executive Compensation		23
Director Compensation		35
Performance Graph		37
Item 1	Election of Directors	37
Item 2	Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2017	42
Item 3	Stockholder Proposal Relating to a Proxy Access Bylaw	43
Item 4	Stockholder Proposal Relating to a Report on Methane Emissions	46
Item 5	Stockholder Proposal Relating to an Annual Sustainability Report	50
Item 6	Stockholder Proposal Relating to an Assessment of the Medium- and Long-term Portfolio Impacts of Technological Advances and Global Climate Change Policies	53
Other Matters		56
Additional Information		56

PROXY SUMMARY
2017 ANNUAL MEETING OF STOCKHOLDERS

        This summary contains highlights about this proxy statement. This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 carefully before voting.

        Unless stated otherwise or the context otherwise requires, all references in this proxy statement to "we," "us," "our," "KMI" or the "company" are to Kinder Morgan, Inc. We refer to our Class P common stock as our common stock.

 MEETING INFORMATION

Date and time:	Wednesday, May 10, 2017, 10:00 a.m. local time.
Place:	KMI's offices at 1001 Louisiana Street, Houston, Texas.
Record date:	The close of business on March 13, 2017.
Voting:	Holders of common stock as of the close of business on the record date may vote. Each share is entitled to one vote on each matter to be voted upon.

VOTING MATTERS AND BOARD RECOMMENDATION

        The following table summarizes the proposals to be considered at the meeting and our Board's voting recommendation with respect to each proposal.

Proposal	Board Recommendation	Page Reference
Election of 16 directors, each for a one-year term expiring in 2018	FOR EACH NOMINEE	37
Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	FOR	42
Four stockholder proposals, if properly presented by the stockholder proponents at the meeting	AGAINST EACH PROPOSAL	43

i

HOW TO VOTE

        You may vote your shares by any of the following methods:

By Internet:	View proxy materials and vote online by following the instructions provided in the Important Notice Regarding the Availability of Proxy Materials that you receive from us or your broker, trustee or other nominee or, if you have elected to receive a paper copy of the proxy materials, by following the instructions on your proxy card or voting instruction form.
By Telephone:	Vote by telephone by following the instructions on your proxy card or voting instruction form.
By Mail:

If you elected to receive your proxy materials by mail, you may vote by completing and returning a signed paper proxy card (if you are the registered holder of your shares) or by following the vote-by-mail instructions included on the voting instruction form provided by your broker, trustee or other nominee (if your shares are held beneficially in street name). If you did not elect to receive your proxy materials by mail, you may request the materials and vote accordingly.

In Person at the Meeting:

If you are the registered holder of your shares, you may vote in person at the annual meeting. If, on the other hand, you hold your shares through a broker, trustee or other nominee, you must first obtain a "legal proxy" from your broker, trustee or other nominee, and you must provide a copy of your legal proxy to us in order to vote in person at the meeting.

ii

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

        Our Board is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf to be voted at the 2017 Annual Meeting of Stockholders and any postponements or adjournments thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the difference between a registered holder and a "street name" holder?

        If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, referred to in this proxy statement as a "registered" holder. As the registered holder, you have the right to vote in person at the annual meeting.

        If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in "street name." A street name holder is not the stockholder of record entitled to vote in person at the meeting. However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account.

Who is entitled to vote on the matters presented at the annual meeting?

        All stockholders who owned our common stock as of the close of business on March 13, 2017, which we refer to as the record date, are entitled to receive notice of, and to vote their common stock owned as of the close of business on the record date at, the annual meeting and any postponements or adjournments of the meeting. If you owned our common stock as of the close of business on the record date, you are authorized to vote those shares at the annual meeting, even if you subsequently sell them. Please see "How do I vote?" below for important information regarding how to vote your shares.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        In compliance with SEC rules that allow companies to furnish their proxy materials over the Internet, we sent our registered holders an Important Notice Regarding the Availability of Proxy Materials (the "Notice") instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy may be found in the Notice. If you are a street name holder, you will receive your Notice from your broker.

Can I vote my shares by filling out and returning the Notice?

        No. The Notice will, however, provide instructions on how to vote over the telephone or Internet, or by requesting and returning a signed paper proxy card or voting instruction card, as applicable, or submitting a ballot at the annual meeting.

How do I vote?

        You may vote your shares by any of the following methods:

  •
  By Internet—If you have Internet access, you may view proxy materials and vote online by following the instructions provided in the Notice or, if you have elected to receive a paper copy of the proxy materials, by following the instructions on your proxy card or voting instruction form.

  •
  By Telephone—If you have elected to receive a paper copy of the proxy materials, you may submit your vote by telephone by following the instructions on your proxy card or voting instruction form. You may request a paper copy of the proxy materials by following the instructions provided in the Notice.

  •
  By Mail—If you elected to receive your proxy materials by mail, you may vote by completing and returning a signed paper proxy card (if you are the registered holder of your shares) or by following the vote-by-mail instructions included on the voting instruction form provided by your broker, trustee or other nominee (if your shares are held beneficially in street name). If you did not elect to receive your proxy materials by mail, you may request the materials and vote accordingly.

  •
  In Person at the Annual Meeting—

  •
  Registered Holders.    As a registered holder, you have the right to vote in person at the annual meeting.

  •
  Street Name Holders.    If you are a street name holder and you wish to vote in person at the meeting, you must obtain a "legal proxy" from your broker, trustee or other nominee that holds your shares, giving you the right to vote your shares in person at the meeting. On the day of the meeting, you will need to provide a copy of such legal proxy in order to obtain a ballot.

        Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or voting instruction form, or vote over the telephone or the Internet in advance of the meeting. Any stockholder attending the meeting who presents the appropriate documentation may revoke an earlier vote by proxy and vote in person.

How can I access the proxy materials over the Internet?

        You can view the proxy materials related to the annual meeting on the Internet website listed on your Notice. Please have your control number available. Your control number can be found on your Notice. If you requested and received a paper copy of your proxy materials, your control number can be found on your proxy card or voting instruction form.

        You also may access the proxy materials through our website at http://annualmeeting.kindermorgan.com.

What does it mean if I receive more than one Notice?

        It means that you have multiple accounts at Computershare and/or with one or more brokers. Please vote using each control number to ensure that all your shares are voted.

How many votes do I have?

        You have one vote for each share of common stock that you owned as of the close of business on the record date.

How many shares must be present to conduct the annual meeting?

        The presence at the annual meeting, in person or by proxy, of the holders of a majority of our common stock outstanding as of the close of business on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of the close of business on the record date, 2,232,442,180 shares of common stock were issued and outstanding. As a result, holders of at least 1,116,221,091 shares of common stock must be present in person or by proxy to constitute a quorum.

        Your common stock will be counted as present at the annual meeting if you:

  •
  have properly submitted a proxy card or voting instruction card, as applicable, or voted over the telephone or the Internet before the meeting; or

  •
  attend the meeting, if you are a registered holder or have a legal proxy from your broker, if you are a street name holder.

        Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered present at the annual meeting.

If my shares are held in a brokerage account, will my broker vote my shares for me?

        Generally not. Your broker cannot use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of the selection of our independent registered public accounting firm. Therefore, it is important that you provide voting instructions to any broker holding shares on your behalf. Follow the directions on your Notice or voting instruction card regarding how to instruct your broker to vote your shares.

What happens if I do not specify a choice for a proposal when returning a proxy?

  •
  Registered Holders.  If you are a registered holder and you sign and return a paper proxy card and no direction is given for any item on the proxy card, it will be voted for the election of the nominated slate of directors, for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017, and against each of the four stockholder proposals.

  •
  Street Name Holders.  If you are a street name holder and fail to provide voting instructions, your broker is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. However, without your voting instructions, your broker may not vote on any of the other proposals, and a "broker non-vote" will occur, which means your vote will not be counted with respect to such matters.

Can I change my vote after I return my proxy card?

  •
  Registered Holders.  If you are a registered holder, you may change your vote at any time before your proxy is voted at the annual meeting. You may do this in a number of ways. First, you may cast a new vote by telephone or Internet, so long as you do so by the deadline of 11:59 p.m. Eastern Time on Tuesday, May 9, 2017. Second, you may complete and submit a new proxy card. Third, you may send a written notice stating that you would like to revoke your proxy. If you choose either of the latter two methods, you must submit your notice of revocation or your new proxy card to the attention of our corporate secretary (1001 Louisiana Street, Suite 1000, Houston, Texas 77002) so that it is received at or before the annual meeting. Finally, you may attend the annual meeting and vote in person. Simply attending the meeting, without voting in person, will not revoke your proxy.

  •
  Street Name Holders.  If you are a street name holder and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the annual meeting.

What vote is required to approve each item?

  •
  Election of Directors.  To be elected to the Board, a nominee must receive a majority of the votes cast, that is, the number of votes cast "FOR" a nominee's election must exceed the number of votes cast "AGAINST" such nominee's election.

  •
  Other Items.  For each other item, the affirmative vote by holders of a majority of the votes cast is required for approval. An instruction to "ABSTAIN" with respect to any such matter means your shares will not be voted, although the shares represented by such instruction will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  •
  Important Voting Information for Street Name Holders.  If you are a street name holder, your broker, trustee or other nominee will not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker, trustee or other nominee specific instructions, your shares will not be voted on those matters and will not be counted in determining the number of shares voted. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum. Please communicate your voting decisions to your broker, trustee or other nominee before the date of the annual meeting so that your vote can be counted.

Could other matters be decided at the annual meeting?

        If any other matters are properly presented at the annual meeting, your proxy, together with the other proxies received, will be voted at the discretion of the designated proxy holders. For further information, please see "Other Matters" in this proxy statement.

Do I have any dissenters' rights?

        No. Under the laws of the State of Delaware, dissenters' rights are not available to our stockholders with respect to the matters to be voted on at the annual meeting.

Who can attend the annual meeting?

        Due to space and security concerns, only stockholders as of the close of business on the record date or their duly appointed proxy holders may attend the annual meeting. We are not able to admit guests of either stockholders or proxy holders. Admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. local time, and seating will begin at 9:30 a.m. local time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

        Stockholders and proxy holders will be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your shares in street name, you will also need to bring the voting instruction card that you received from your broker or other nominee in connection with the annual meeting or a copy of a brokerage statement reflecting your stock ownership as of the close of business on the record date.

Where can I find the voting results of the annual meeting?

        The preliminary voting results will be announced at the meeting. The final results will be reported in a current report on Form 8-K that we will file with the SEC within four business days after the meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

        We will pay the cost of preparing these proxy materials and soliciting your vote. We also will pay the annual meeting expenses. In addition, proxies may be solicited by our directors, officers and other employees by telephone, Internet, fax, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request that brokerage firms, nominees, custodians and fiduciaries transmit proxy materials to the street name holders, and we will reimburse them for their reasonable out-of-pocket expenses in transmitting such material. Georgeson Inc., Computershare Trust Company, N.A. and Broadridge Financial Solutions, Inc. will perform the broker nominee search and distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay these third parties approximately $830,000 plus out-of-pocket expenses for these services.

        If you vote by telephone or the Internet, any telephone or Internet access charges will be your responsibility.

How can I find more information about Kinder Morgan?

        There are several ways. We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains these reports, proxy statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information we have filed with the SEC by reference to our corporate name or to our SEC file number, 001-35081. You also may read and copy any document we file at the SEC's public reference room located at: 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

        Because our common stock is listed on the New York Stock Exchange, our reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

        You may request a copy of our filings by contacting us at the following address and telephone number: Kinder Morgan, Inc., Investor Relations Department, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002. You also may locate copies of our filings by visiting our website at www.kindermorgan.com.

CORPORATE GOVERNANCE

        The Board is responsible to our stockholders for the oversight of the company and recognizes that effective corporate governance is critical to achieving our performance goals while maintaining the trust and confidence of investors, employees, business partners and regulatory agencies. Our Board has adopted a set of Governance Guidelines that address the role, composition and functioning of the Board, which are posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations."

Recent Corporate Governance Changes

        Our Board and the Nominating and Governance Committee periodically review and evaluate our system of corporate governance to ensure that the interests of our Board and management continue to align with the interests of our stockholders. On January 18, 2017, our Board unanimously adopted several changes to our corporate governance system described below.

Majority Voting

        Our Board adopted Amended and Restated Bylaws to provide that nominees for director shall be elected by the affirmative vote of the majority of votes cast at a meeting of stockholders, with a plurality standard retained for contested elections. Our Board also amended our Governance Guidelines to provide that any nominee for director who does not receive the required votes for election shall tender his or her resignation, which will be considered by the Nominating and Governance Committee.

Stock Ownership Guidelines

        Our Board also adopted stock ownership guidelines which set forth our Board's expectation that each director and executive officer will continuously own KMI stock with a value equal to a specified multiple of his or her annual retainer or base salary as specified below:

Title	Multiple of annual retainer or base salary, as applicable
Directors	3x
Chief Executive Officer	6x
All other Executive Officers	2x

        Because our Chief Executive Officer currently receives only $1 of base salary per year, the guidelines provide that he or she will be expected to continuously own KMI stock with a value equal to at least six times the greater of (i) his or her base salary or (ii) the base salary of the highest paid executive officer. Directors and executive officers are expected to meet these guidelines within five years of the later of becoming an executive officer or the date of adoption of the guidelines. Until each executive officer has met the guidelines, he or she is expected to retain 50% of any shares of common stock received upon vesting of restricted stock or restricted stock unit awards, net of amounts withheld to pay taxes.

        The guidelines also prohibit directors, executive officers and persons residing in their households from holding KMI securities in margin accounts or entering into pledging transactions with respect to KMI securities. However, this prohibition does not extend to KMI securities owned by a director or executive officer in excess of the applicable minimum ownership guidelines or any securities with respect to which such person does not have a pecuniary interest.

Prohibition on Hedging Transactions

        Our Board amended our policy on securities trading and handling of non-public information to prohibit directors, executive officers and persons residing in their households from entering into speculative transactions, including hedges, with respect to KMI securities.

Clawback Policy

        Our Board adopted an executive compensation clawback policy which provides that cash and equity compensation paid to executive officers may, under certain circumstances, be recovered by KMI in the event of a restatement of KMI's financial results.

Independence of Board Members

        Our Board has affirmatively determined that, based on a consideration of all relevant facts and circumstances, each of the following directors has no material relationship with us and is independent, as that term is used in the New York Stock Exchange ("NYSE") Listed Company Manual and as described in our Governance Guidelines: Ms. Macdonald and Messrs. Gardner, Hall, Hultquist, Kuehn,

Morgan, Reichstetter, Sarofim, Shaper, Smith, Staff, Vagt and Waughtal. In addition, our Board has determined that each member of our Audit Committee, Compensation Committee and Nominating and Governance Committee is independent for purposes of membership on such committees.

        In making its independence determinations, the Board considered the following relationships among our directors and found that they were not material and, thus, did not impair the affected directors' independence from us: Mr. Morgan is chairman and chief executive officer of Triangle Peak Partners, LP, a registered investment advisor and fund manager which manages investments for clients, including for Messrs. Kinder, Sarofim and Shaper. The amounts invested with Triangle Peak Partners by Messrs. Kinder, Sarofim and Shaper represent, in each case, insignificant percentages of their personal wealth.

Board Leadership Structure and Lead Director

        Richard D. Kinder served as both Chairman of the Board and Chief Executive Officer of Kinder Morgan and its predecessors since his election in 1999. Effective June 1, 2015, Steven J. Kean, then our President and Chief Operating Officer, became our Chief Executive Officer, and Mr. Kinder became Executive Chairman of our Board, thereby separating the offices of Chairman of the Board and Chief Executive Officer. The three-member Office of the Chairman, occupied by Mr. Kinder, Mr. Kean and our Chief Financial Officer, Kimberly A. Dang, remains unchanged. Ms. Dang was appointed to the Board on January 18, 2017.

        We are committed to the highest standards of corporate governance.Our Board has in place the following measures, in addition to the new governance changes discussed above under "—Recent Corporate Governance Changes," to ensure that we maintain these standards:

  •
  Thirteen of our sixteen directors are independent, as described above;

  •
  Mr. Morgan, one of our independent directors, has been appointed by the Board as lead director. In his role as lead director, Mr. Morgan is responsible for moderating executive sessions of the Board's non-management directors, acting as principal liaison between the non-management directors and the Executive Chairman on matters dealt with in such sessions, and evaluating, along with the other independent directors, the Chief Executive Officer's performance and presenting such evaluation to the Chief Executive Officer;

  •
  Our Audit Committee, Compensation Committee and Nominating and Governance Committee are composed entirely of and chaired by non-management directors who meet the independence requirements of the NYSE and our Governance Guidelines;

  •
  Four of the five members of our Audit Committee qualify as "audit committee financial experts" as such term is defined in Item 407(d)(5)(ii) of SEC Regulation S-K;

  •
  The Compensation Committee annually reviews the Chief Executive Officer's performance and compensation;

  •
  The Nominating and Governance Committee is responsible for succession planning for senior management, including for the Chief Executive Officer;

  •
  Non-management directors meet regularly, without the participation of the company's senior management, to review matters concerning the relationship of the Board with members of the company's management and such other matters as the lead director and participating directors may deem appropriate; and

  •
  Each year, the Nominating and Governance Committee conducts a review and evaluation of the conduct and performance of the Board and its committees based upon completion by each director of an evaluation form, or upon such interviews of directors or other methods as the

    Nominating and Governance Committee believes appropriate and suitable for eliciting the relevant information.

The Board's Role in Risk Oversight

        The Board has oversight responsibility with regard to assessment of the major risks inherent in our business and measures to address and mitigate such risks. While the Board is ultimately responsible for risk oversight at our company, the committees of the Board assist the Board in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. For example, the Audit Committee assists the Board in fulfilling its risk oversight responsibilities relating to our risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to our processes and controls to assess, monitor, manage and mitigate potential significant risk exposures. In providing such oversight, the Audit Committee may also discuss such processes and controls with our internal and independent auditors. The Compensation Committee likewise assists the Board in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on us. The Nominating and Governance Committee assists the Board with oversight of risk management relating to corporate governance, Board organization and Board membership. The EHS Committee assists the Board with oversight of risk management relating to environmental, health and safety matters, including reviewing with management our reputation as a responsible corporate citizen and our efforts to employ sustainable business practices.

Stockholder Communications with Our Board

        Interested parties may contact our lead director, Mr. Morgan, the chairpersons of any of the Board's committees, the independent directors as a group or the full Board by mail to Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, Attention: Corporate Secretary, or by e-mail to our investor relations department within the "Contact Us" section of our Internet website at www.kindermorgan.com. Any communication should specify the intended recipient.

        All communications received in accordance with these procedures will be reviewed initially by our investor relations department. Our investor relations department will relay all such communications to the appropriate director or directors unless our investor relations department determines that the communication:

  •
  does not relate to our business or affairs or the functioning or Governance Guidelines of our Board or the functioning or charter of any of its committees;

  •
  relates to routine or insignificant matters that do not warrant the attention of our Board;

  •
  is an advertisement or other commercial solicitation or communication;

  •
  is frivolous or offensive; or

  •
  is otherwise not appropriate for delivery to directors.

        The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. We will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Material Legal Proceedings

        There are no material legal proceedings to which any director, officer or affiliate of ours, or any record or beneficial owner of more than five percent of our common stock is a party adverse to us or any subsidiary of ours or has an interest adverse to us or any subsidiary of ours.

Contributions to Charitable Organizations

        In none of the last three fiscal years have we made payments to or received payments from any tax-exempt organization of which any of our independent directors is an employee, or an immediate family member of such director is an executive officer, that exceeded the greater of $1 million or two percent of such tax-exempt organization's consolidated gross revenue.

Annual Meeting Attendance

        Although we have no formal policy with respect to our directors' attendance at annual meetings of stockholders, we invite them to attend. Three of our directors attended the 2016 annual meeting.

Additional Corporate Governance Information

        We make available free of charge, on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations," the Governance Guidelines, the charters of the Audit Committee, Compensation Committee, Environmental, Health and Safety (EHS) Committee and Nominating and Governance Committee, and our Code of Business Conduct and Ethics (which applies to senior financial and accounting officers and the chief executive officer, among others). We intend to disclose any amendments to our Code of Business Conduct and Ethics and any waiver from a provision of that code granted to our executive officers or directors, in each case that would otherwise be disclosed on Form 8-K, on our website within four business days following such amendment or waiver. The information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

        Each person listed below served on our Board in 2016, with the exception of Ms. Dang, and is nominated to stand for re-election to the Board until our 2018 annual meeting. For information about the experience and qualifications of each of the director nominees, please see "Item 1—Election of Directors."

Name	Age	Title
Richard D. Kinder	72	Director and Executive Chairman
Steven J. Kean	55	Director, President and Chief Executive Officer
Kimberly A. Dang	47	Director, Vice President and Chief Financial Officer
Ted A. Gardner	59	Director
Anthony W. Hall, Jr.	72	Director
Gary L. Hultquist	73	Director
Ronald L. Kuehn, Jr.	81	Director
Deborah A. Macdonald	65	Director
Michael C. Morgan	48	Director
Arthur C. Reichstetter	70	Director
Fayez Sarofim	88	Director
C. Park Shaper	48	Director
William A. Smith	72	Director
Joel V. Staff	73	Director
Robert F. Vagt	70	Director
Perry M. Waughtal	81	Director

        The Board has established standing committees to assist the Board in carrying out its duties, and we describe the Audit Committee, the Compensation Committee, the EHS Committee and the Nominating and Governance Committee, their respective membership during 2016 and their principal responsibilities below. The following directors are currently members of the Audit, Compensation, EHS and/or Nominating and Governance Committees as indicated.

Name	Audit Committee	Compensation Committee	EHS Committee	Nominating and Governance Committee
Mr. Gardner			X	Chair
Mr. Hall			X	X
Mr. Hultquist		X
Mr. Kuehn				X
Ms. Macdonald	X	Chair
Mr. Reichstetter	X
Mr. Sarofim		X		X
Mr. Smith		X
Mr. Staff	Chair	X
Mr. Vagt	X		Chair
Mr. Waughtal	X

Audit Committee

        We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), composed of Ms. Macdonald and Messrs. Reichstetter, Staff, Vagt and Waughtal. Mr. Staff is the chair of the Audit Committee, and Messrs. Reichstetter, Staff, Vagt and Waghtal have each been determined by the Board to be an "audit committee financial expert." The Board has determined that all of the members of the Audit Committee are independent as described under the relevant standards. The Audit Committee has a written charter adopted by our Board, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Audit Committee met eight times during 2016.

        The Audit Committee's primary purposes are to:

  •
  monitor the integrity of our financial statements, financial reporting processes, systems of internal controls regarding finance, accounting and legal compliance and disclosure controls and procedures;

  •
  monitor our compliance with legal and regulatory requirements;

  •
  select, appoint, engage, oversee, retain, evaluate and terminate our external auditors, pre-approve all audit and non-audit services to be provided to us, consistent with all applicable laws, by our external auditors, and establish the fees and other compensation to be paid to our external auditors;

  •
  monitor and evaluate the qualifications, independence and performance of our external auditors and internal auditing function; and

  •
  establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by our employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among our external auditors, management, the internal auditing function and our Board.

Audit Matters

        The following sets forth fees billed for audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Audit fees(a)	$6,885,650	$8,022,817
Tax fees(b)	$96,232	$3,692,638

Total	$6,981,882	$11,715,455

(a)
Includes fees for integrated audit of annual financial statements and internal control over financial reporting, reviews of the related quarterly financial statements and reviews of documents filed with the SEC. 2016 and 2015 amounts for audit fees include fees of $2,669,850 and $2,855,448, respectively, for GAAP and Federal Energy Regulatory Commission (FERC) audits of certain stand-alone financial statements.

(b)
For 2016 and 2015, amounts include fees of $91,500 and $263,404, respectively, for Kinder Morgan Energy Partners, L.P., and $4,732 and $15,411, respectively, for KMI, billed for professional services rendered for other tax matters, including Internal Revenue Service assistance, and for general state, local and foreign tax compliance and consulting services. In addition, for 2015, amount includes fees of $2,839,165 billed for professional services rendered for tax processing and preparation of 2014 Forms K-1 for unitholders of Kinder Morgan Energy Partners, L.P., and $574,658 for unitholders of El Paso Pipeline Partners, L.P.

        All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and were pre-approved by our Audit Committee. The Audit Committee has reviewed the external auditors' fees for audit and non-audit services for the year ended December 31, 2016. The Audit Committee has also considered whether such non-audit services are compatible with maintaining the external auditors' independence and has concluded that they are compatible at this time.

        Furthermore, the Audit Committee is responsible for reviewing the external auditors' proposed audit scope and approach as well as the performance of the external auditors. It also has direct responsibility for and sole authority to resolve any disagreements between our management and our external auditors regarding financial reporting, regularly reviews with the external auditors any problems or difficulties the auditors encountered in the course of their audit work, and, at least annually, uses its reasonable efforts to obtain and review a report from the external auditors addressing the following (among other items): (i) the auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (iii) the independence of the external auditors; and (iv) the aggregate fees billed by our external auditors for each of the previous two fiscal years.

Report of Audit Committee

        The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2016. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of PricewaterhouseCoopers LLP with the Audit Committee, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

        Based on the review and discussions described in the above paragraph, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

        This report is respectfully submitted by the Audit Committee of the Board.

Audit Committee
Deborah A. Macdonald
Arthur C. Reichstetter
Joel V. Staff
Robert F. Vagt
Perry M. Waughtal

Compensation Committee

        Our Board's Compensation Committee is currently composed of five directors, each of whom our Board has determined to be independent under the relevant standards. The Compensation Committee has a written charter adopted by our Board which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Compensation Committee met two times during 2016.

        The Compensation Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Board desires to provide a compensation program for officers and key management personnel pursuant to which they are effectively compensated in terms of salaries, supplemental compensation and other benefits on a basis that is internally equitable and externally competitive. Therefore, the committee's primary purposes are to:

  •
  review and recommend to our Board, or determine, as the case may be, the annual salary, bonus, stock awards and other benefits, direct and indirect, to be received by our Chief Executive Officer and other elected members of senior management;

  •
  review new executive compensation programs;

  •
  assess and monitor our director compensation programs;

  •
  review on a periodic basis the operation of our director and executive compensation programs to determine whether they are properly coordinated and are achieving their intended purpose;

  •
  take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and institutional performance or are not competitive in the aggregate to programs of peer businesses;

  •
  produce an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K, if required by the applicable rules and regulations of the SEC; and

  •
  periodically review and assess our compensation and benefits for employees generally.

        Please refer to "Compensation Discussion and Analysis—Elements of Compensation" below for a discussion of the Compensation Committee's procedures and processes for making executive officer and non-employee director compensation determinations. Per its charter, the Compensation Committee has no authority to delegate the responsibilities specified in its charter.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee is composed of Ms. Macdonald and Messrs. Hultquist, Sarofim, Smith and Staff, with Ms. Macdonald serving as chair of the committee. From 1999 to 2003, Ms. Macdonald was an executive officer of the company. None of our executive officers served during 2016 on the board of directors of another entity which employed any of the members of our Board.

Report of Compensation Committee

        The Compensation Committee has discussed and reviewed with management the Compensation Discussion and Analysis for the year ended December 31, 2016 set forth below under "Executive Compensation." Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the proxy statement for the annual meeting.

        This report is respectfully submitted by the Compensation Committee of the Board.

Compensation Committee
Gary L. Hultquist
Deborah A. Macdonald
Fayez Sarofim
William A. Smith
Joel V. Staff

EHS Committee

        In 2015, our Board established the EHS Committee. The EHS Committee is composed of Messrs. Gardner, Hall and Vagt, with Mr. Vagt serving as the chair of the committee. The EHS Committee has a written charter adopted by our Board, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The EHS Committee met two times in 2016.

        The EHS Committee assists the Board in overseeing management's establishment and administration of our company's EHS policies, programs, procedures and initiatives, including those that promote the safety and health of our employees, contractors, customers, the public and the environment. The committee also periodically reviews with management our company's reputation as a responsible corporate citizen and our efforts to employ sustainable business practices consistent with our company's business purpose and values.

Nominating and Governance Committee

        Our Nominating and Governance Committee is composed of Messrs. Gardner, Hall, Kuehn and Sarofim, with Mr. Gardner serving as the chair of the committee. Our Board has determined that each of the committee members is independent under the relevant standards. The Nominating and Governance Committee has a written charter adopted by our Board, which is posted on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations." The Nominating and Governance Committee met two times in 2016.

        The Nominating and Governance Committee's primary purposes are to:

  •
  make recommendations regarding the size of our Board, to the extent the size of the Board may be changed in accordance with the company's bylaws;

  •
  identify individuals qualified to become members of our Board, and recommend director nominees to our Board for election at our annual meeting of stockholders;

  •
  identify from among the members of our Board and report to our Board on individuals recommended to serve as members of the various committees of our Board;

  •
  annually reevaluate our Governance Guidelines and recommend to our Board any changes that the Nominating and Governance Committee deems necessary or appropriate; and

  •
  periodically evaluate our Board's and committees' performances.

Director Qualifications

        The Nominating and Governance Committee considers the following factors as it evaluates the qualifications of possible candidates: a candidate's experience, knowledge, skills, integrity, independence (as described in our Governance Guidelines), expertise, commitment to our core values, relationship with us, ownership of our equity securities, service on other boards, willingness to commit the required time and ability to work as part of a team. The Nominating and Governance Committee also considers the current mix of viewpoints, backgrounds, skills, experience and expertise on our Board and the results of our Board's annual self-evaluation. Additionally, the Nominating and Governance Committee considers the characteristics that our Board should reflect as set out in our Governance Guidelines. Our Governance Guidelines require that our Board reflect the following characteristics:

  •
  each director should be:

  •
  a person of integrity who is dedicated, industrious, honest, candid, fair and discreet;

    •
    knowledgeable, or willing to become so quickly, in the critical aspects of the company's business and operations; and

    •
    experienced and skillful in serving as a member of, overseer of, or trusted advisor to, the senior management or board of at least one substantial corporation, charity, institution or other enterprise;

  •
  a majority of the directors will meet the standards of independence as prescribed in our Governance Guidelines and the NYSE rules; and

  •
  our Board should encompass a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to the full scope of our operations and interests.

        Our Board believes that diversity is an important attribute of a well-functioning board. As such, the Nominating and Governance Committee is responsible for advising our Board on matters of diversity, including race, gender, culture, thought and geography, and for recommending, as necessary, measures contributing to a board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise.

Identifying and Evaluating Nominees for Directors

        The Nominating and Governance Committee seeks, screens and identifies individuals qualified to become Board members. Candidates for director may also come to the attention of the Nominating and Governance Committee through other Board members, professional search firms, stockholders or other persons. The Nominating and Governance Committee evaluates and recommends to our Board nominees for election as directors at each annual meeting of our stockholders and persons to fill vacancies in the Board that occur between annual meetings of our stockholders. In carrying out its responsibilities, the Nominating and Governance Committee evaluates the skills and attributes desired of prospective directors and, when appropriate, conducts searches for qualified candidates; selects prospective candidates to interview and ascertains whether they meet the qualifications for director described above and as otherwise set forth in the Governance Guidelines; recommends approval by the entire Board of each selected nominee for election as a director; and approves extending an invitation to join our Board if the invitation is proposed to be extended by any person other than the Chair of the Nominating and Governance Committee.

Stockholder Recommendations for Director Nominees

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders may communicate recommendations for director candidates to the chair of the Nominating and Governance Committee by following the procedures described under "Additional Information—Stockholder Proposals for Our 2018 Annual Meeting." In addition, the stockholder should provide such other information as such stockholder may deem relevant for the Nominating and Governance Committee's evaluation.

        The chair of the Nominating and Governance Committee has discretion to determine whether the recommendation should be brought to the attention of the full Board and whether any response to the person sending the communication is appropriate. Any such response will be made through our investor relations department and only in accordance with our policies and procedures and applicable law and regulations relating to the disclosure of information. Our corporate secretary will retain copies of all recommendations received pursuant to these procedures for a period of at least one year. The Nominating and Governance Committee of the Board will review the effectiveness of these procedures from time to time and, if appropriate, make changes.

Meeting Attendance

        The Board held seven meetings during 2016. Each member of our Board attended at least 75 percent of his or her aggregate board and committee meetings.

No Incorporation by Reference

        The Report of the Audit Committee, the Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent we specifically incorporate either such report or the performance graph by reference therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Approval Policy

        Our written policy is that (i) employees must obtain authorization from the appropriate business unit president of the relevant company or head of corporate function and (ii) directors, business unit presidents, executive officers and heads of corporate functions must obtain authorization from the non-interested members of the Audit Committee, for any business relationship or proposed business transaction in which they or an immediate family member has a direct or indirect interest, or from which they or an immediate family member may derive a personal benefit (a "related party transaction"), prior to any such transaction being entered into or consummated. Any related party transactions that would bring the total value of such transactions to greater than $250,000 in any calendar year also must be approved by the Office of the Chairman. Any related party transactions that would bring the total value of such transactions to greater than $1 million in a calendar year must be referred to the Audit Committee for approval or to determine the procedure for approval. Without weighting any factors, and recognizing that one individual may give more weight to one factor than another individual, we expect that the Audit Committee would consider, among other things, the nature, size and terms of the transaction, the extent of the interest of the related party in the proposed transaction and the existing relationship of the parties to the proposed transaction.

Shareholders Agreement

        In 2011, in connection with our initial public offering, we entered into a shareholders agreement with a group of shareholders referred to as the "Investors." The Investors consisted of (i) Richard D. Kinder, our Executive Chairman; (ii) investment funds advised by or affiliated with entities that participated in our 2007 going private transaction (referred to as the "Sponsor Investors"); and (iii) Fayez Sarofim, one of our directors, and investment entities affiliated with him, an investment entity affiliated with Michael C. Morgan, another of our directors, and William V. Morgan, one of our founders, and a number of other members of our management. However, of the Sponsor Investors, only the funds affiliated with Highstar Capital, LP (collectively referred to as "Highstar") are still parties to the shareholders agreement. As a result, certain provisions in the shareholders agreement no longer apply and are not described below. For example, Mr. Kinder and the Sponsor Investors previously had rights under the shareholders agreement to appoint some of the nominees for our Board and to have their nominees serve on certain committees of the Board, but these rights have terminated.

Registration Rights

        The shareholders agreement contains registration rights provisions pursuant to which we may be required to register the sale of shares of common stock owned by Highstar and Mr. Kinder that were issued upon the conversion of their Class A shares and Class B shares, as applicable. Under the registration rights provisions, Highstar and Mr. Kinder will each have the right to require that we register resales of such shares of common stock having an aggregate value of at least $200 million, or such lesser amount that represents all of such holder's remaining shares. We will not be obligated to effect such a demand registration at any time that a shelf registration statement is effective, or if, in our good faith reasonable judgment, it is not feasible for us to proceed because of the unavailability of required financial statements, or during a blackout period. A blackout period, for this purpose, is any of (i) a regular quarterly blackout period when our directors and executive officers are not permitted to trade or (ii) a 30-day period (which we may not invoke more than twice in any 12 month period) if the registration would cause the disclosure of specified types of non-public information. The registration rights provisions contain holdback provisions for us and certain holders of shares in the event of an underwritten offering of common stock having an aggregate value of at least $500 million.

        We also have agreed not to effect any merger, amalgamation, consolidation, business combination or change of control or reorganization event or similar transaction or series of transactions in which we are not the surviving entity (other than solely for cash consideration) unless the surviving entity assumes these registration obligations.

        We have agreed to indemnify and hold harmless each selling shareholder for whom we file a registration statement and such selling shareholder's affiliates and their respective officers, directors, managers, partners, agents and control persons against any losses relating to violations of applicable securities law by us in connection with such registration or offering (except to the extent such violations were caused by such selling shareholder) or untrue statement of a material fact contained in such registration statement, prospectus or preliminary prospectus or free writing prospectus or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Other Provisions

        The shareholders agreement will terminate when none of the shareholder parties thereto hold any shares of common stock. Amendments to the shareholders agreement must be signed by us, if the amendment modifies our rights or obligations, and by specified shareholders party thereto if they own specified amounts of our capital stock or if the amendment would modify their rights or obligations adversely and differently from other holders of the same class or classes of capital stock.

Other Transactions

        Pursuant to our certificate of incorporation and bylaws, we have agreed to indemnify each of our current and former directors and officers, and may additionally indemnify any of our employees, agents or other persons, to the fullest extent permitted by law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by our directors or officers or those other persons. We have agreed to provide this indemnification for civil, criminal, administrative, arbitrative or investigative proceedings to the fullest extent permitted under the General Corporation Law of the State of Delaware. Thus, our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. We also have acknowledged that we are the indemnitor of first resort with respect to such indemnification obligations and that any obligations of Highstar and its affiliates to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities are secondary. We also are expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees and agents for any liabilities incurred in any such capacity, whether or not we would have the power to indemnify such persons against such liability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of the close of business on March 10, 2017, information known to us regarding the beneficial ownership of our common stock by:

  •
  each of our directors, each of our named executive officers identified in "Executive Compensation" and all of our directors and executive officers as a group, and

  •
  each person known by us to own beneficially more than 5% of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC. Based on information provided to us, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated. Except as otherwise indicated, the address for each of the following is c/o Kinder Morgan, Inc., 1001 Louisiana Street, Suite 1000, Houston, Texas 77002.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	% of Class(a)
Richard D. Kinder(b)	245,976,293	11.02
Steven J. Kean(c)	7,777,651	*
Kimberly A. Dang(d)	2,340,985	*
Ted A. Gardner(e)	496,019	*
Anthony W. Hall, Jr.(f)	47,260	*
Gary L. Hultquist	1,113	*
Ronald L. Kuehn, Jr.(g)	146,006	*
Deborah A. Macdonald(h)	16,858	*
Michael C. Morgan(i)	4,384,518	*
Arthur C. Reichstetter	107,507	*
Fayez Sarofim(j)	38,387,582	1.72
C. Park Shaper(k)	9,561,157	*
William A. Smith(l)	18,209	*
Joel V. Staff(m)	63,445	*
Robert F. Vagt(n)	31,829	*
Perry M. Waughtal(o)	356,636	*
Jesse Arenivas(p)	18,067	*
Thomas A. Martin(q)	1,144,019	*
Dax A. Sanders(r)	275,871	*
Directors and executive officers as a group (24 persons)(s)	312,334,245	13.99
The Vanguard Group(t)	132,681,203	5.94
BlackRock, Inc.(u)	115,281,728	5.16

*
Represents ownership of less than 1%.

(a)
Based on 2,232,442,180 shares of common stock outstanding as of March 13, 2017.

(b)
Includes 61,479 shares owned by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in the shares owned by his wife. Also includes 11,072,258 shares held by a limited partnership of which Mr. Kinder controls the voting and disposition power. Mr. Kinder disclaims 99% of any beneficial and pecuniary interest in these shares. Also includes 630,203 shares into which 408,163 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, are convertible.

(c)
Includes 754,717 restricted shares subject to forfeiture until July 16, 2019. Includes 230,000 shares held by a limited partnership of which Mr. Kean is the sole general partner and two trusts (for which Mr. Kean serves as the sole trustee and of which family members of Mr. Kean are sole beneficiaries) each own a 49.5% limited partner interest. Mr. Kean disclaims beneficial ownership of the shares held by the limited partnership except to the extent of his pecuniary interest therein. Also includes 225,000 shares owned by a charitable foundation of which Mr. Kean is a member of the board of directors and shares voting and investment power. Mr. Kean disclaims any beneficial ownership in these 225,000 shares. Also includes 7,877 shares into which 5,102 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, are convertible.

(d)
Includes 226,416 restricted shares subject to forfeiture until July 16, 2019. Includes 2,026,048 shares held by a limited partnership of which Ms. Dang controls the voting and disposition power. Ms. Dang disclaims 10% of any beneficial and pecuniary interest in these shares. Excludes 45,579 restricted stock units subject to forfeiture and voting restrictions that lapse on July 16, 2019. Also excludes warrants to purchase 192 shares of common stock held by Ms. Dang, which warrants are not currently exercisable based on the closing price of our common stock on March 10, 2017.

(e)
Includes 196,910 shares held by a family limited liability company. Mr. Gardner disclaims 99% of any beneficial ownership of such shares.

(f)
Excludes warrants to purchase 72,239 shares of common stock held by Mr. Hall, which warrants are not currently exercisable based on the closing price of our common stock on March 10, 2017.

(g)
Includes 25,717 shares held by Mr. Kuehn's spouse. Mr. Kuehn disclaims any and all beneficial or pecuniary interest in the shares owned by his spouse.

(h)
Includes 4,632 shares into which 3,000 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, are convertible.

(i)
Includes 3,800,000 shares owned by Portcullis Partners, LP, a private investment partnership. Mr. Morgan is President of Portcullis Partners, LP and has sole voting and dispositive power with respect to such shares. Also includes 565,148 shares owned by trusts for which Mr. Morgan has voting and dispositive power. Also includes 19,370 shares held by Portcullis Investments, LP, a private investment partnership for which Mr. Morgan has sole voting and dispositive power. An aggregate of 1,000,000 shares held by Portcullis Partners, LP are held in either a margin account or an account that serves as collateral for a line of credit.

(j)
Includes 8,870 restricted shares subject to forfeiture until July 17, 2017. Includes 9,116,182 shares held in entities indirectly controlled by Mr. Sarofim over which Mr. Sarofim or entities controlled by him have shared voting and/or dispositive power. Includes 106,343 shares held by Mr. Sarofim's spouse. Mr. Sarofim disclaims any and all beneficial or pecuniary interest in the shares owned by his spouse. Also includes 13,800 shares held by trusts of which Mr. Sarofim is the sole trustee, but in which he has no pecuniary interest.

(k)
Includes 457,784 shares held by a limited partnership of which Mr. Shaper controls the voting and disposition power. Mr. Shaper disclaims 98% of any beneficial and pecuniary interest in these shares. Also includes 7,500,000 shares held by a limited liability company with respect to which Mr. Shaper controls the voting and disposition power.

(l)
Includes 3,622 shares held by Mr. Smith's spouse. Excludes warrants to purchase 5,479 shares of common stock held by Mr. Smith's spouse, which warrants are not currently exercisable based on the closing price of our common stock on March 10, 2017. Mr. Smith disclaims any and all beneficial or pecuniary interest in the shares and warrants held by his spouse.

(m)
Includes 8,870 restricted shares subject to forfeiture until July 17, 2017. Excludes warrants to purchase 747 shares of common stock held by Mr. Staff, which warrants are not currently exercisable based on the closing price of our common stock on March 10, 2017.

(n)
Excludes warrants to purchase 39,247 shares of common stock held by Mr. Vagt, which warrants are not currently exercisable based on the closing price of our common stock on March 10, 2017.

(o)
Includes 59,593 shares held by a family limited partnership, the general partner of which is owned 50% by Mr. Waughtal and 50% by his spouse. Mr. Waughtal disclaims 99.5% of any beneficial and pecuniary interest in the shares held by the family limited partnership.

(p)
Includes 3,456 and 11,957 restricted shares subject to forfeiture until July 15, 2017 and January 20, 2018, respectively. Excludes 22,790 and 59,253 restricted stock units subject to forfeiture and voting restrictions that lapse on July 31, 2018 and July 31, 2019, respectively.

(q)
Includes 226,416 restricted shares subject to forfeiture until July 16, 2019. Includes 148,950 shares held by a trust for the benefit of family members of Mr. Martin with respect to which Mr. Martin shares voting and disposition power. Mr. Martin disclaims any beneficial ownership in these shares. Excludes 34,185 restricted stock units subject to forfeiture and voting restrictions that lapse on July 31, 2019.

(r)
Includes 62,894 restricted shares subject to forfeiture until July 16, 2018. Also includes 944 shares into which 612 depositary shares, each representing 1/20th of a share of our 9.75% Series A Mandatory Convertible Preferred Stock, are convertible. Excludes 43,300 restricted stock units subject to forfeiture and voting restrictions that lapse on July 31, 2019. Also excludes warrants to purchase 1,600 shares of common stock held by Mr. Sanders, which warrants are not currently exercisable based on the closing price of our common stock on March 10, 2017. 131,903 shares, together with the 612 depositary shares and 1,600 warrants described in this paragraph, are pledged by Mr. Sanders as collateral for a line of credit.

(s)
See notes (b) through (r). Also includes 237,782 shares held by limited partnerships, limited liability companies or trusts with respect to which executive officers have sole or shared voting or disposition power, but in respect of which shares the executive officers disclaim all or a portion of any beneficial or pecuniary interest. Includes an aggregate of 104,150 shares held by executive officers other than the named executive officers in margin accounts or otherwise pledged as collateral for loans. Includes an aggregate of 422,626 restricted shares held by executive officers other than the named executive officers that are subject to forfeiture until various times from July 2016 through January 2019. Excludes an aggregate of 139,032 restricted stock units and phantom restricted stock units held by executive officers other than the named executive officers, which restricted stock units and phantom restricted stock units are subject to forfeiture and voting restrictions that lapse at various times from July 2018 through July 2019.

(t)
Based on a Schedule 13G/A filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, on February 10, 2017, reflecting beneficial ownership as of December 31, 2016, The Vangard Group has sole voting power as to 3,214,280 shares of common stock, shared voting power as to 350,166 shares of common stock, sole dispositive power as to 129,338,206 shares of common stock and shared dispositive power as to 3,342,997 shares of common stock.

(u)
Based on a Schedule 13G filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, on January 30, 2017, reflecting beneficial ownership as of December 31, 2016, BlackRock, Inc. has sole voting power as to 99,235,855 shares of common stock, shared voting power as to 140,506 shares of common stock, sole dispositive power as to 115,141,222 shares of common stock and shared dispositive power as to 140,506 shares of common stock.

Equity Compensation Plan Information

        The following table sets forth information regarding our current equity compensation plans as of December 31, 2016. Specifically, the table provides information regarding our common stock issuable under the 2015 Amended and Restated Stock Incentive Plan described under "Executive Compensation" and the Amended and Restated Stock Compensation Plan for Non-Employee Directors described under "Director Compensation."

Plan Category	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	21,387,913
Equity compensation plans not approved by security holders	—

Total	21,387,913

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2016, except (i) due to administrative oversight, the grant of certain Phantom Restricted Stock Units to Ian Anderson on July 14, 2015 was reported late on a Form 4 filed on July 21, 2016 and (ii) small acquisitions of common stock through a bokerage's automatic dividend reinvestment program by Jesse Arenivas on February 16, 2016 and May 16, 2016 that should have been reported on Mr. Arenivas's Form 4 filed on July 19, 2016 and were reported on Form 5 filed February 14, 2017.

EXECUTIVE OFFICERS

        Set forth below is information concerning our executive officers as of the date of this proxy statement. All of our officers serve at the discretion of our Board.

        Several of our directors and executive officers previously served as directors and/or officers of one or more of KMI's predecessors. Several of our directors and executive officers also served as directors and/or officers of El Paso Pipeline GP Company, L.L.C. ("EPGP"), the general partner of El Paso Pipeline Partners, L.P. ("EPB"), Kinder Morgan G.P., Inc. ("KMGP"), the general partner of Kinder Morgan Energy Partners, L.P. ("KMP"), and/or Kinder Morgan Management, LLC ("KMR"). On

November 26, 2014, we acquired all of the outstanding common units of EPB and KMP, and all of the outstanding common shares of KMR, that we and our subsidiaries did not already own.

Name	Age	Position
Richard D. Kinder	72	Director, Executive Chairman
Steven J. Kean	55	Director, President and Chief Executive Officer
Kimberly A. Dang	47	Director, Vice President and Chief Financial Officer
Ian D. Anderson	59	Vice President (President, Kinder Morgan Canada)
Jesse Arenivas	43	Vice President (President, CO2)
David R. DeVeau	52	Vice President and General Counsel
Thomas A. Martin	55	Vice President (President, Natural Gas Pipelines)
Ronald G. McClain	64	Vice President (President, Products Pipelines)
Dax A. Sanders	42	Vice President, Corporate Development
John W. Schlosser	54	Vice President (President, Terminals)
Lisa M. Shorb	58	Vice President, Human Resources, Information Technology and Administration

        For biographical information concerning Messrs. Kinder and Kean and Ms. Dang, please see "Item 1—Election of Directors" included elsewhere in this proxy statement.

        Ian D. Anderson was elected Vice President (President, Kinder Morgan Canada) of KMI in December 2014. Mr. Anderson has served as President of Kinder Morgan Canada Inc. since 2005. Previously, Mr. Anderson served in various leadership roles with Terasen, Inc., including Vice President, Finance and Corporate Controller and Vice President, Finance and Corporate Services of Terasen Pipelines Inc. Mr. Anderson is a Certified Management Accountant and a graduate of the University of Michigan Executive Program.

        Jesse Arenivas was elected Vice President (President, CO2) of KMI in December 2014. Mr. Arenivas joined Kinder Morgan in 2003 and has served in various financial, accounting, and business development roles, including Vice President of Finance and Accounting for our CO2 business segment. Mr. Arenivas holds a Bachelor of Business Administration in Finance from the University of Texas, Permian Basin and is a Certified Public Accountant in the State of Texas.

        David R. DeVeau is Vice President and General Counsel of KMI and has served in his current position since March 2013. Mr. DeVeau has served as Vice President and General Counsel of KMGP since March 2013. He served as Vice President and General Counsel of KMR from March 2013 until November 2014 and of EPGP from March 2013 until January 2015. Mr. DeVeau joined Kinder Morgan in 2001 and served as Deputy General Counsel from 2006 to March 2013. Mr. DeVeau received a Juris Doctor degree from The Dickinson School of Law, Pennsylvania State University, and a bachelor's degree, cum laude, in political science from Norwich University.

        Thomas A. Martin is Vice President (President, Natural Gas Pipelines) of KMI and has served in his current role since 2012. Mr. Martin has served as Vice President (President, Natural Gas Pipelines) of KMGP since November 2009. Mr. Martin served as Vice President (President, Natural Gas Pipelines) of KMR from November 2009 until November 2014. He also served as a director and as Vice President (President, Natural Gas Pipelines) of EPGP from May 2012 until November 2014. Mr. Martin served as President, Texas Intrastate Pipeline Group from May 2005 until November 2009 and has served in various management roles for the Kinder Morgan companies since 2003. Mr. Martin received a Bachelor of Business Administration degree from Texas A&M University.

        Ronald G. McClain was elected Vice President (President, Products Pipelines) of KMI in December 2014. Mr. McClain has served as Vice President (President, Products Pipelines) of KMGP since March 2013. He served as Vice President (President, Products Pipelines) of KMR from March 2013 until November 2014. Mr. McClain served as Vice President of operations and engineering for

Kinder Morgan's Products Pipelines group from 2005 to March 2013. Mr. McClain joined Kinder Morgan over 30 years ago and, prior to 2005, held various operations and engineering positions in Kinder Morgan's Products Pipelines and Natural Gas Pipelines groups. Mr. McClain holds a bachelor's degree in computer science from Aurora University.

        Dax A. Sanders is Vice President, Corporate Development of KMI and has served in his current role since March 2013. Mr. Sanders has served as Vice President, Corporate Development of KMGP since March 2013. He served as Vice President, Corporate Development of KMR from March 2013 until November 2014 and of EPGP from March 2013 until January 2015. From 2009 until March 2013, he was a Vice President within Kinder Morgan's Corporate Development group. From 2006 until 2009, Mr. Sanders was Vice President of Finance for Kinder Morgan Canada. Mr. Sanders joined Kinder Morgan in 2000, and from 2000 to 2006 served in various finance and business development roles within the Corporate Development, Investor Relations, Natural Gas Pipelines and Products Pipelines groups, with the exception of a two-year period while he attended business school. Mr. Sanders holds a master's degree in business administration from the Harvard Business School and a master's and a bachelor's degree in accounting from Texas A&M University. He is also a Certified Public Accountant in the State of Texas.

        John W. Schlosser was elected Vice President (President, Terminals) of KMI in December 2014. Mr. Schlosser has served as Vice President (President, Terminals) of KMGP since March 2013. He served as Vice President (President, Terminals) of KMR from March 2013 until November 2014. Mr. Schlosser was named Senior Vice President and Chief Commercial Officer of Kinder Morgan's Terminals group in 2010. He previously served as Vice President of Sales and Business Development for Kinder Morgan's Terminals group since he joined Kinder Morgan in 2001 in connection with Kinder Morgan's purchase of the U.S. pipeline and terminal assets of the GATX Corporation, where he served as Vice President of Sales. Mr. Schlosser has more than 30 years of experience in commodity transportation and logistics, business development and sales, sales management and operations. Mr. Schlosser holds a Bachelor of Science degree from Miami University, Oxford, Ohio.

        Lisa M. Shorb is Vice President, Human Resources, Information Technology and Administration of KMI and has served in her current role since January 2014. Ms. Shorb served as Vice President of Procurement and Administration for the Kinder Morgan companies from June 2002 until January 2014. Ms. Shorb joined Kinder Morgan and predecessor companies over 30 years ago and prior to 2002 served in various roles in the commercial and gas measurement areas. Ms. Shorb received a Master of Science degree in Geology from Duke University and a Bachelor of Science degree in Geology from the University of Dayton.

EXECUTIVE COMPENSATION

Overview

        The following Compensation Discussion and Analysis describes the compensation of our executive officers, with a focus on the compensation of Mr. Kean, our Chief Executive Officer, Ms. Dang, our Chief Financial Officer, and Messrs. Arenivas, Sanders, and Martin, our three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) serving at fiscal year-end 2016, whom we refer to collectively as our "named executive officers."

Compensation Discussion and Analysis

Program Objectives

        We seek to attract and retain executives who will help us achieve our primary business strategy objective of growing the value of our portfolio of businesses for the benefit of our stockholders. To help accomplish this goal, we have designed an executive compensation program that rewards individuals with competitive compensation that consists of a mix of cash, long-term compensation and other benefits, with a majority of such compensation consisting of at-risk elements of an annual cash bonus and long-term incentive compensation.

        We believe that an effective executive compensation program should link total compensation to our financial performance and to the attainment of our short-term and long-term strategic, operational, and financial objectives. We believe operational objectives should take into account adherence to and promotion of our Code of Business Conduct and Ethics and our Environmental, Health and Safety policies. We also believe it should provide competitive total compensation opportunities at a reasonable cost. In designing our executive compensation program, we believe that our executives should have a much greater portion of their overall compensation at risk and linked to long-term shareholder value than do our other employees. Consequently, we believe we have established the at-risk and long-term incentive portions of our executives' total compensation at levels that recognize their much increased level of responsibility and their ability to influence business results.

        In addition, we believe that the compensation of our executive officers should be directly and materially tied to our financial performance and should be aligned with the interests of our stockholders. Therefore, the majority of compensation to our named executive officers (except for Mr. Kean, as discussed below) is allocated to the at-risk portion of our compensation program—namely, a possible annual cash bonus (reflected in the Summary Compensation Table below as Non-Equity Incentive Plan Compensation) and long-term incentive restricted stock awards, in the form of either restricted stock or restricted stock units.

        In 2012, our Board determined to hold an advisory vote on the compensation of our named executive officers every three years. At our 2015 annual meeting, our stockholders overwhelmingly voted to approve (with an almost 98% approval rate), on an advisory basis, the compensation of our then-named executive officers. We believe that this high level of support affirmed our compensation policies and practices.

        Currently, our compensation is determined without the use of compensation consultants. Instead, we keep abreast of current trends, developments and emerging issues in executive compensation and annually compare our executive compensation components with market information consisting of proxy data and third-party surveys in which we participate. In 2016, we developed a compensation peer group from the energy industry evaluated using companies that most closely reflect our profile in terms of revenues, assets, and market value, as well as competition for executive-level talent. This information is compiled from the Equilar Insight executive compensation benchmarking software platform. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive within the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope to ours:

  Energy Peer Group

Anadarko Petroleum Corp	Enterprise Products Partners LP	Sempra Energy
CenterPoint Energy, Inc.	EOG Resources, Inc.	Southern Company
ConocoPhillips Company	NiSource Inc.	Spectra Energy Corp
Dominion Resources Inc.	Occidental Petroleum Corporation	Targa Resources Corp.(a)
Duke Energy Corporation	ONEOK, Inc.	TransCanada Corporation
Enbridge Inc.	Plains All American Pipeline LP	The Williams Companies, Inc.
Energy Transfer Equity(a)

(a)
Includes affiliated entities

        We have endeavored to design our executive compensation program and practices with appropriate consideration of all tax, accounting, legal and regulatory requirements. Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for executive officers to $1 million of compensation per year; however, if specified conditions are met, certain compensation may be excluded from consideration of the $1 million limit. We expect that all compensation paid to our executives would qualify for deductibility under federal income tax rules.

Compensation Designed to Reward Performance

        Our executive compensation program is designed to reward individuals for advancing our business strategies and the interests of our investors and other stakeholders, and to incentivize compliance with our Code of Business Conduct and Ethics. Each executive is held accountable for upholding and complying with company guidelines, which require the individual to maintain a discrimination-free workplace, to comply with the law, and to maintain high standards of operating safety and environmental protection.

        We believe that the most effective means of aligning management's interests with those of our investors and other stakeholders is to emphasize incentive-based compensation rather than fixed compensation such as base salary and perquisites. We have no executive perquisites, supplemental executive retirement, non-qualified supplemental defined benefit/contribution, deferred compensation or split-dollar life insurance programs for our executive officers. We have no executive company cars or executive car allowances nor do we pay for financial planning services. Additionally, we do not own any corporate aircraft, and we do not pay for executives to fly first class. We do not have employment agreements or special severance arrangements with our executive officers. Our executive officers are eligible for severance under the same plan as our other non-union, U.S. based employees.

        At his request, Mr. Kean receives $1 of base salary per year and no annual bonus. Additionally, in late 2015, in recognition of the unusual disconnect between the performance of our business and the performance of our common stock price, Mr. Kean requested that he not be paid dividend equivalents on his shares of restricted stock for the third and fourth quarters of 2015 (the latter of which would have been payable in February, 2016). As a result, Mr. Kean's total compensation for 2016 consisted of dividend equivalents on his shares of restricted stock for the first, second, and third quarters of 2016, and certain benefits available to our U.S. employees generally. Mr. Kean reimburses us for health care premiums paid on his behalf. In addition, Mr. Kinder, who as Executive Chairman is no longer a named executive officer, continues to receive total compensation of $1 of base salary per year at his request. Mr. Kinder also reimburses us for health care premiums paid on his behalf.

        On January 18, 2017, our Board adopted an executive compensation clawback policy providing that cash and equity compensation paid to our executive officers may, under certain circumstances, be recovered by us in the event of a restatement of our financial results. See "Corporate Governance—Recent Corporate Governance Changes."

Elements of Compensation

        Our 2016 executive compensation program was principally composed of four elements: (i) a base cash salary, (ii) a possible annual cash bonus, (iii) long-term equity incentive awards, and (iv) dividend equivalents on long-term incentive equity awards.

        The Compensation Committee reviews and approves annually our financial goals and objectives that are relevant to the compensation of our named executive officers. In 2016, the Compensation Committee solicited information from Mr. Kinder and Ms. Shorb regarding the performance of Mr. Kean. Similarly, the Compensation Committee solicited information from Messrs. Kinder and Kean and Ms. Shorb with respect to the performance of our other named executive officers. The Compensation Committee also obtained information from Ms. Shorb with respect to compensation for comparable positions of responsibility at our peer companies. All of this information was taken into account by the Compensation Committee, which made final determinations regarding compensation of our named executive officers. No named executive officer reviewed his or her own performance or approved his or her own compensation.

Base Salary

        Base salary is paid in cash. In determining executive base salaries, we seek to provide reasonable and competitive fixed compensation while also retaining our overall emphasis on incentive-based compensation. The Compensation Committee has maintained an annual base salary cap for our executive officers of $400,000 since 2013. In 2016, our executive officers did not receive annual base salary increases, and the maximum base salary that any executive officer received was $375,000. In January 2017, the Compensation Committee increased the salaries of our named executive officers to $400,000, which remains below the median annual base salaries for executives in similar positions and with similar responsibilities at our peer companies. In addition, as noted above, our Chief Executive Officer receives an annual base salary of $1. The base salary cap will be evaluated on an ongoing basis.

Possible Annual Cash Bonus (Non-Equity Cash Incentive)

        In January 2015, the Board adopted an Amended and Restated Annual Incentive Plan (referred to as the "Annual Incentive Plan"), and our stockholders approved the plan at our 2015 annual meeting. The overall purpose of the Annual Incentive Plan is to foster our executive officers' and our employees' personal stake in the continued success of our company through the possible payment of annual cash bonuses that are dependent on individual and company performance. Our Annual Incentive Plan was amended in January 2017 to provide for the clawback of cash compensation received under the Annual Incentive Plan to the extent required by our executive compensation clawback policy.

        The Annual Incentive Plan consists of two components: the executive plan component and the non-executive plan component. All employees of KMI and our subsidiaries are eligible to participate in the Annual Incentive Plan (except for employees covered by collective bargaining agreements whose participation will be governed by the terms of the collective bargaining agreement or initial terms and conditions of employment). Our Chief Executive Officer and all other executive officers are eligible for the executive plan component; however, as stated above, Mr. Kean has elected not to participate. All other eligible U.S. and Canadian employees may participate in the non-executive plan component.

        Under the Annual Incentive Plan, a pool of bonus dollars is budgeted at the beginning of each year for annual cash bonuses that may be paid to our executive officers and other employees, depending on the extent to which we meet certain financial performance objectives. The Compensation Committee then establishes the final bonus pool based primarily on the extent to which the financial performance objectives are met. The Compensation Committee may also adjust the budgeted pool of bonus dollars upward or downward based on our overall performance in other areas, including safety and environmental goals and regulatory compliance.

        At or before the start of each calendar year (or later, to the extent allowed under Internal Revenue Code regulations), our Compensation Committee establishes financial performance objectives based on one or more of the criteria set forth in the Annual Incentive Plan. In addition, the Compensation Committee sets the bonus opportunities available to each executive officer. The maximum payout to any individual under the Annual Incentive Plan for any year is $3 million. The Compensation Committee may reduce the amount of the bonus actually paid to any executive officer from the amount of any bonus opportunity available to such executive officer. Because payments under the Annual Incentive Plan for our executive officers are determined by comparing actual performance to the performance objectives established each year, it is not possible to accurately predict amounts that will actually be paid under the executive portion of the Annual Incentive Plan over the life of the plan.

        For 2016, the Compensation Committee set a target of distributable cash flow (DCF) of $2.10 per share as the financial performance objective under both the executive plan component and the non-executive plan component. Other objectives that could potentially increase or decrease the budgeted bonus pool for 2016 related to (a) our environmental, health, and safety performance, including (i) beating industry average incident rates; (ii) improving incident rates compared to our previous three-year averages; and (iii) experiencing no significant incidents in our operations or expansions, and (b) a target consolidated leverage ratio of 5.5x.

        The table under "Grants of Plan-Based Awards" below sets forth the threshold, target and maximum payout opportunities for each named executive officer. The Compensation Committee set these bonus opportunities at dollar amounts in excess of those which were expected to actually be paid under the Annual Incentive Plan. In addition, the Compensation Committee estimates a budgeted bonus opportunity for each executive officer based on what the committee expects the executive officer to receive. The Compensation Committee has never awarded the maximum bonus opportunity to a current named executive officer.

        For 2016, we finished the year within 4% of our DCF goal and with a consolidated leverage ratio of 5.3x. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Non-GAAP Financial Measures" beginning on page 44 of our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of DCF, a non-GAAP financial measure, and budgeted net income attributable to common stockholders, the GAAP financial measure most directly comparable to distributable cash flow.

        Our Compensation Committee approved funding of approximately 96% of the total 2016 budgeted cash bonus pool under the Annual Incentive Plan, with the named executive officers receiving on average approximately 103.5% of their budgeted bonus opportunities. The budgeted bonus opportunities are based on the market data discussed under "—Program Objectives" above. The approved funding level includes any premium pay calculations for bonus awards paid to non-exempt employees.

        The 2016 bonuses for our named executive officers were primarily based on the extent to which the financial and non-financial goals were met. The Compensation Committee considered, among other factors, that DCF results were below the DCF goal in part because we had consummated a sale of 50% of our ownership interest in a subsidiary, the proceeds from which helped us to exceed the targeted reduction in our consolidated leverage ratio. The Compensation Committee also considered, qualitatively, how well the executive officer performed his or her duties during the year. Information was solicited from relevant members of senior management regarding the performance of our named executive officers, and determinations and recommendations were made at the regularly scheduled first quarter Board and Compensation Committee meetings held in January 2017. Other factors considered by the Compensation Committee primarily consisted of market data about compensation of comparable positions of responsibility at our peer companies, consisting of the proxy data and third-party compensation surveys referred to above. With respect to using these other factors in assessing performance, the Compensation Committee did not find it practicable to, and did not, use a "score card" or quantify or assign relative weight to the specific criteria considered. Specific aspects of an individual's performance, other than the overall financial and other objectives discussed above, were not identified in advance. Rather, adjustments were based on the Compensation Committee's judgment and input from Mr. Kinder, Mr. Kean, Ms. Dang, and Ms. Shorb, giving consideration to the totality of the record presented, including the individual's performance and the magnitude of any other positive or negative factors.

        For a discussion of effects under the Annual Incentive Plan of death, disability, retirement, termination of employment or a change in control of the company, please read "Potential Payments upon Death, Disability, Termination or a Change in Control."

Long-Term Incentive Compensation

        We believe that significant long-term equity incentive compensation as part of total executive compensation is an effective means to attract and retain executive talent while also aligning executives' interests with stockholders' interests. In 2013, the Compensation Committee granted long-term incentive compensation awards to Ms. Dang and Messrs. Kean, Martin, and Sanders in the form of restricted stock under the Kinder Morgan, Inc. 2011 Stock Incentive Plan (referred to as the 2011 Plan). Ms. Dang's and Messrs. Kean's and Martin's awards are subject to six-year cliff-vesting periods, and Mr. Sanders' award is subject to a five-year cliff-vesting period. In connection with his 2013 grant of restricted stock, Mr. Kean forfeited participation in the Annual Incentive Plan and decreased his annual base salary to $1 per year.

        In January and July of 2015, the Compensation Committee granted restricted stock awards to Mr. Arenivas. The January 2015 award was granted in connection with Mr. Arenivas' promotion to Vice President (President, CO2) in December 2014. Both awards are subject to three-year cliff vesting periods, and the July award was also subject to a dividend-based performance condition.

        In December 2015, due to the unusual disconnect between the performance of our business and the performance of our common stock price, the Board approved a plan pursuant to which it expected to pay quarterly dividends that were significantly reduced from the then-current level of dividends so that we could retain those dollars to fund capital growth projects. This decision directly affected the performance condition in Mr. Arenivas' July 2015 grant of restricted stock units. The Compensation Committee, recognizing that the performance of our business was not the reason for the Board's dividend decision, decided to have Mr. Arenivas forfeit his July 2015 award and to grant him a new award of restricted stock units in July 2016. The July 2016 award is accounted for as a modification under FASB ASC Topic 718 and is subject to a two-year cliff vesting period.

        The Compensation Committee also granted restricted stock unit awards to Ms. Dang and Messrs. Arenivas, Martin, and Sanders in July 2016. The 2016 awards are subject to three-year cliff-vesting periods, except as discussed above. These grants were intended to maintain a competitive total compensation package for these executives in light of the trend that affected our stock price in 2015.

        Our named executive officers who received restricted stock awards receive dividend equivalents on their restricted stock awards, with the exception of Mr. Kean's foregone dividend equivalents discussed under "—Compensation Designed to Reward Performance" above.

        In January 2015, the Board adopted the Kinder Morgan, Inc. 2015 Amended and Restated Stock Incentive Plan (referred to as the 2015 Plan) which amended and restated the 2011 Plan, and our stockholders approved the plan at our 2015 annual meeting. The 2015 Plan was amended in January 2017 to provide for clawback of equity compensation received under the 2015 Plan to the extent required under our executive compensation clawback policy.

        For a discussion of effects under the 2011 Plan and the 2015 Plan of death, disability, termination of employment or a change in control of the company, please see "Potential Payments upon Death, Disability, Termination or a Change in Control."

Other Compensation

        Kinder Morgan Savings Plan.    The Kinder Morgan Savings Plan is a defined contribution 401(k) plan. The plan permits eligible employees of KMI, including our named executive officers, to contribute between 1% and 50% of base compensation, on a pre-tax or Roth 401(k) basis, into participant accounts. In addition, we contribute 5% of eligible base compensation into participant accounts for most employees of KMI, including our named executive officers.

        Kinder Morgan Retirement Plan.    Employees of KMI, including our named executive officers, are also eligible to participate in the Kinder Morgan Retirement Plan, a cash balance pension plan, which we refer to as the "Cash Balance Retirement Plan." Employees accrue benefits through a Personal Retirement Account (PRA) in the retirement plan. We allocate contribution credits of 4% or 5% of eligible compensation every pay period to participants' PRAs based on age and years of eligible service as of December 31 of the prior year. Interest is credited to each PRA at the 5-year U.S. Treasury bond rate published in the Internal Revenue Bulletin for the November of the prior year, plus 0.25%. Employees become 100% vested in the plan after three years and may take a lump sum distribution upon termination of employment or retirement.

        The following table sets forth the estimated actuarial present value of each named executive officer's accumulated pension benefit as of December 31, 2016, under the Cash Balance Retirement Plan. The benefits were computed using the same assumptions used for financial statement purposes, assuming current remuneration levels without any salary projection, and assuming participation until normal retirement at age 65. These benefits are subject to federal and state income taxes, where applicable, but are not subject to deduction for social security or other offset amounts.

	Cash Balance Retirement Plan Pension Benefits
Name	Current Credited Years of Service	Present Value of Accumulated Benefit ($)	Payments Made During Last Fiscal Year
Steven J. Kean	15	81,561	0
Kimberly A. Dang	15	94,074	0
Dax A. Sanders	16	70,413	0
Thomas A. Martin	14	108,090	0
Jesse Arenivas	14	64,954	0

Potential Payments upon Death, Disability, Termination or a Change in Control.

        Our named executive officers are entitled to certain benefits in the events of death, disability, termination of employment or a change in control of us. The plans and circumstances triggering such benefits are described below.

        Annual Incentive Plan.    The Annual Incentive Plan provides the Compensation Committee with discretion to take action that it deems appropriate with respect to outstanding awards upon a "Change in Control," which is defined as (i) the acquisition of securities representing 20% or more of our outstanding shares of common stock or voting power of our securities by any person other than Richard D. Kinder; (ii) a reorganization, merger or consolidation, or sale of all or substantially all of our assets, unless following such transaction (a) 50% or more of our outstanding shares of common stock and voting power (or the outstanding securities and voting power of the entity resulting from such transaction) is beneficially owned by substantially all of the persons who held such securities prior to such transaction, (b) no person, other than Mr. Kinder, one of our benefit plans or a person who beneficially owned 20% or more of our outstanding shares of common stock and voting power prior to such transaction, beneficially owns 20% or more of our outstanding shares of common stock and voting power, and (c) at least a majority of our Board (or the governing body of the entity resulting from such transaction) were members of our "Incumbent Board" at the time of the initial agreement or initial action by our Board providing for such reorganization, merger, consolidation, sale or transaction; (iii) the "Incumbent Board" ceases to constitute at least a majority of the Board then in office; or (iv) approval by our stockholders of a plan of liquidation for us. "Incumbent Board" means the individuals who, as of the effective date of the proposed 2015 Annual Incentive Plan, constitute our Board, including any individual becoming a director after such date whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board, and excluding any director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board, or any agreement intended to avoid or settle the results of any such actual or threatened solicitation.

        If, in connection with a Change in Control, Mr. Kinder is no longer Chairman of our Board, then:

  •
  each participant under the executive component of the Annual Incentive Plan will be deemed to have earned 100% of the bonus opportunity available to him or her, unless the Compensation Committee has previously determined that the participant should receive a greater or lesser percentage of the bonus opportunity;

  •
  each participant under the non-executive component of the Annual Incentive Plan will receive an award equal to the award most recently paid to such participant under the plan or any prior plan, or an award equal to the average award paid to a similarly situated participant under the plan if no award was previously paid to the participant; and

  •
  the awards to executive and non-executive participants will be paid in a cash lump sum within 30 days after the change in control; provided, however, that the participant must be employed by the company or an affiliate on the date of the Change in Control to receive an award as described above.

        If a participant ceases to be employed by the company or a subsidiary prior to the date the award is distributed, other than in the case of participant's death as described below, the participant will forfeit all rights to the award. Notwithstanding the foregoing, in the case of participant's death on or after January 1 of the calendar year following the end of a performance year but before distribution of an award, the award shall be distributed to the participant's estate.

        Kinder Morgan Severance Plan.    All of our executive officers are eligible for severance payments under the Kinder Morgan Severance Plan (which is available to all regular full time U.S.-based employees not covered by a bargaining agreement), which caps severance payments at an amount equal to six months of annual base salary.

        The following table lists the potential payments to our named executive officers under the Kinder Morgan Severance Plan upon termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2016.

Name	Termination Payment ($)
Steven J. Kean(a)	—
Kimberly A. Dang(b)	187,500
Dax A. Sanders(b)	187,500
Thomas A. Martin(b)	187,500
Jesse Arenivas(b)	162,500

(a)
Because the severance formula is based on the annual base salary, Mr. Kean's benefits calculate to less than $1 (the cap under the plan is 26 weeks of base pay).

(b)
Payment equals cap calculation under the plan of 26 weeks of annual base salary.

        Restricted Stock Awards.    Our named executive officers who received restricted stock awards under the 2011 Plan are entitled to accelerated vesting in certain termination or change-in-control circumstances under the award agreements governing their grants. The award agreements provide for accelerated vesting upon (i) a "Change in Control" or (ii) termination of the employee's employment by reason of (a) death, (b) disability that results in us determining that the employee cannot perform the essential functions of his or her job, with or without a reasonable accommodation, (c) an involuntary termination by us due to a reorganization or reduction in force for which the employee would be eligible for pay under the Kinder Morgan Severance Plan, or (d) the sale of the company or the sale, transfer or discontinuation of any part of the operations or any of our business units. The award agreements also provide for pro-rata vesting upon retirement at age 62 or older, subject to attainment of a performance goal (payment of a dividend equal to at least 90% of the dividend paid in the same quarter of the preceding year) in the quarter following the quarter in which the retirement occurs.

        The definition of "Change in Control" in the 2015 Plan is the same as that in the Annual Incentive Plan described above under "Annual Incentive Plan." To the extent an event would not constitute a Change in Control under the definition included in the 2011 Plan but would constitute a Change in Control under the 2015 Plan, the definition included in 2015 Plan shall apply to awards granted prior to the effective date of the 2015 Plan. Thus, the restricted stock grants under the 2011 Plan are also entitled to accelerated vesting upon a Change in Control, as defined in the 2015 Plan.

        The following table lists the potential accelerated value of our named executive officers' restricted stock awards upon death, disability or termination without cause. The table assumes the triggering event for the payments or provision of benefits occurred on December 31, 2016.

Name	Termination Payment ($)(a)
Steven J. Kean	15,630,189
Kimberly A. Dang(b)	5,633,016
Dax A. Sanders(b)	2,199,278
Thomas A. Martin(b)	5,397,047
Jesse Arenivas(c)	2,018,314

(a)
Calculation equals the number of shares underlying the unvested restricted stock award, multiplied by $20.71, the closing price of our common stock on December 30, 2016.

(b)
Ms. Dang and Messers. Martin and Sanders received 2016 restricted stock unit awards.

(c)
Mr. Arenivas received a 2014 restricted stock award in connection with his prior position, as well as 2015 and 2016 restricted stock unit awards in connection with his current position.

        Kinder Morgan Savings Plan and Retirement Plan.    The following table reflects the benefits payable from the Kinder Morgan Savings Plan and Retirement Plan in the event of death or termination of employment assuming the triggering event occurred on December 31, 2016. In the event of termination or death, the officer would be entitled to his or her vested benefit under the plans. The following table assumes the officer or his or her beneficiary would make an election to commence the benefit on January 1, 2017.

Name	Savings Plan Benefit ($)	Retirement Plan Lump Sum ($)
Steven J. Kean	366,502	95,470
Kimberly A. Dang	618,678	128,897
Dax A. Sanders	503,540	105,297
Thomas A. Martin	577,924	126,524
Jesse Arenivas	582,343	93,794

        Other Potential Post-Employment Benefits.    In addition to the amounts described above, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred prior to the date of termination.

Summary Compensation Table

        The following table shows total compensation paid or otherwise awarded by us to our named executive officers for services rendered during the years ended December 31, 2016, 2015 and 2014, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value ($)(d)	All Other Compensation ($)(e)	Total ($)
Steven J. Kean	2016	1	—	—	—	4,691	283,019	287,711
President and Chief	2015	1	—	—	—	(224)	1,071,698	1,071,475
Executive Officer	2014	1	—	—	—	(13,314)	1,283,019	1,269,706
Kimberly A. Dang	2016	375,000	—	1,000,003	1,100,000	16,205	139,113	2,630,321
Vice President and	2015	373,077	449,500	—	—	6,651	451,420	1,280,648
Chief Financial Officer	2014	348,077	250,000	—	1,000,000	(12,277)	398,567	1,984,367
Dax A. Sanders(f)	2016	375,000	—	950,002	625,000	14,271	56,362	2,020,635
Vice President-Corporate
Development
Thomas A. Martin	2016	375,000	—	750,019	1,000,000	17,018	138,616	2,280,653
Vice President (President,	2015	373,077	449,500	—	—	10,774	452,053	1,285,404
Natural Gas Pipelines)	2014	348,077	—	—	1,000,000	(950)	399,425	1,746,552
Jesse Arenivas(f)(g)	2016	325,000	—	1,511,491	500,000	13,858	46,167	2,396,516
Vice President	2015	325,000	289,000	1,000,043	—	6,596	62,991	1,683,630
(President, CO2)

(a)
For 2014, represents bonus paid to Ms. Dang in connection with her efforts in the consolidation that occurred in 2014. For 2015, represents bonuses paid based on the Compensation Committee's exercise, taking into consideration unusual circumstances, of its discretion under our Annual Incentive Plan to pay bonuses to named executive officers in amounts less than their respective bonus opportunities.

(b)
See "Long-Term Incentive Compensation" for discussion of vesting periods for restricted stock awards to our named executive officers. Amounts reflect the grant date fair value of restricted stock awards granted to our named executive officers computed in accordance with FASB Codification Topic 718, "Compensation—Stock Compensation."

(c)
Represents amounts paid under the Annual Incentive Plan as then in effect. Amounts were earned in the fiscal year indicated but were paid in the next fiscal year.

(d)
Represents the 2016, 2015 and 2014, as applicable, change in the actuarial present value of accumulated defined pension benefit (including unvested benefits) under our Cash Balance Retirement Plan.

(e)
2016 amounts are detailed in the table below:

Name	Company Contributions to the KMI Savings Plan ($)	Value of Group-term Life Insurance Exceeding $50,000 ($)	Dividend Equivalents Paid on Unvested Restricted Stock($)	Total ($)
Steven J. Kean	—	—	283,019	283,019
Kimberly A. Dang	13,250	1,260	124,603	139,113
Dax A. Sanders	13,250	840	42,272	56,362
Thomas A. Martin	13,250	3,612	121,754	138,616
Jesse Arenivas	13,250	720	32,197	46,167
(f)
Mr. Sanders was not a named executive officer in 2014 and 2015. Mr. Arenivas was not a named executive officer in 2014.

(g)
Mr. Arenivas' 2016 awards of restricted stock units include $211,480 in incremental fair value attributable to a modification of his July 2015 award.

Grants of Plan-Based Awards

        The following supplemental compensation table provides details on the value of plan-based incentive awards granted during 2016 to our named executive officers, which consisted solely of awards under the Annual Incentive Plan. The table includes awards made during or for 2016. The information in the table under the caption "Estimated Future Payouts Under Non-Equity Annual Incentive Plan Awards" represents the threshold, target and maximum amounts payable under the Annual Incentive Plan for performance in 2016. Amounts actually paid under that plan for 2016 are set forth in the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)				Stock Awards: Number of Restricted Stock Units
							Grant Date Fair Value of Restricted Stock Units
Name	Grant Date	Threshold		Target	Maximum
		($)(b)	($)(c)	($)(d)	($)(e)	(f)	($)(g)
Steven J. Kean(h)	N/A	—	—	—	—	—	—
Kimberly A. Dang
Annual Incentive Plan	N/A	0 - 490,000	500,000	1,000,000	1,500,000
Restricted Stock Units	7/19/2016					45,579	1,000,003
Dax A. Sanders
Annual Incentive Plan	N/A	0 - 490,000	500,000	1,000,000	1,500,000
Restricted Stock Units	7/19/2016					43,300	950,002
Thomas A. Martin
Annual Incentive Plan	N/A	0 - 490,000	500,000	1,000,000	1,500,000
Restricted Stock Units	7/19/2016					34,185	750,019
Jesse Arenivas
Annual Incentive Plan	N/A	0 - 490,000	500,000	1,000,000	1,500,000
Restricted Stock Units	7/19/2016					22,790	211,480	(i)
	7/19/2016					59,253	1,300,011

(a)
See "—Elements of Compensation" and "—Possible Annual Cash Bonus (Annual Cash Incentive)" above for further discussion of these awards.

(b)
Represents the bonus opportunity available to the executive officer if less than 90% of target is met.

(c)
Represents the bonus opportunity available to the executive officer if 90%-99% of target is met.

(d)
Represents the bonus opportunity available to the executive officer if 100% of target is met.

(e)
Represents the bonus opportunity available to the executive officer if target is exceeded by 10%.

(f)
Represents the number of restricted stock units granted in 2016 to the named executive officers. All grants are performance-based and are subject to three-year cliff-vesting, with the exception of one of Mr. Arenivas' grants (22,790 units), which is subject to two-year cliff-vesting.

(g)
Represents the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock units grants to the named executive officers during 2016.

(h)
Declined to participate.

(i)
Represents the incremental fair value of a modification to Mr. Arenivas' 2015 award.

Outstanding Equity Awards at Fiscal Year-End

        In July 2013, Ms. Dang and Messrs. Kean and Martin received awards of restricted stock subject to six-year cliff-vesting periods and Mr. Sanders received an award of restricted stock subject to a five-year cliff-vesting period. In January and July of 2015, Mr. Arenivas received restricted stock and restricted stock unit awards, respectively. The January 2015 award was granted in connection with Mr. Arenivas' December 2014 promotion to Vice President (President, CO2). Both awards were subject to three-year cliff vesting periods, and the July award was also subject to a dividend-based performance condition

        Other than these awards, prior to 2016, none of these named executive officers has been awarded any stock options, restricted stock or similar stock-based awards. In 2016, Ms. Dang and Messrs. Sanders, Martin, and Arenivas received restricted stock unit awards subject to three-year cliff-vesting periods. As discussed above under "Elements of Compensation—Long Term Incentive Compensation," Mr. Arenivas also received a 2016 award subject to two-year cliff-vesting and forfeited his 2015 grant.

Name	Number of Shares of Restricted Stock that Have Not Vested	Market Value of Shares of Restricted Stock that Have Not Vested ($)(a)
Steven J. Kean	754,717	15,630,189
Kimberly A. Dang	271,995	5,633,016
Dax A. Sanders	106,194	2,199,278
Thomas A. Martin	260,601	5,397,047
Jesse Arenivas	97,456	2,018,314

(a)
The values represented in this column have been calculated by multiplying $20.71, the closing price of our common stock on December 30, 2016, by the number of shares of restricted stock and restricted stock units.

Stock Vested

Name	Shares of Restricted Stock Vested in 2016	Value of Restricted Stock Vested in 2016($)(a)
Jesse Arenivas	2,768	58,211

(a)
The value represented in this column was calculated by multiplying $21.03, the closing price of our common stock on July 15, 2016, the last trading day prior to the July 16, 2016 vesting date of the stock, by the number of shares of restricted stock vested.

Risks Associated with Compensation Practices

        We employ all persons necessary for the operation of our business, and in our opinion, our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our business, financial position, results of operations or cash flows. Our belief is based on the fact that our employee compensation—primarily consisting of annual salaries and cash bonuses and, in some cases, long-term incentive compensation—is based on performance that does not reward risky behavior and is not tied to entering into transactions that pose undue risks to us.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

        We do not pay any compensation to our directors who also are our employees in their capacity as directors. Our non-employee directors are paid an annual retainer of $200,000 for their services as directors, and do not receive any additional meeting or committee fees. In addition, directors are reimbursed for reasonable expenses in connection with Board and committee meetings. The following table discloses the compensation earned by our non-employee directors for Board service in 2016.

Name	Fees Earned or Paid in Cash ($)	Common Stock Awards ($)(a)	All Other Compensation ($)(b)	Total ($)
Ted A. Gardner	200,000			200,000
Anthony W. Hall Jr.	200,000			200,000
Gary L. Hultquist	200,000			200,000
Ronald L. Kuehn, Jr.	200,000			200,000
Deborah A. Macdonald	200,000			200,000
Michael C. Morgan	200,000			200,000
Arthur C. Reichstetter	200,000			200,000
Fayez Sarofim		200,047	3,985	204,032
C. Park Shaper	200,000			200,000
William A. Smith	200,000			200,000
Joel V. Staff		200,047	3,985	204,032
Robert F. Vagt	200,000			200,000
Perry M. Waughtal	200,000			200,000

(a)
Represents the value of cash compensation that Mr. Sarofim and Mr. Staff elected to receive in the form of common stock under our Stock Compensation Plan for Non-Employee Directors. Value computed as the number of shares of common stock elected to be received in lieu of cash (15,940 shares) multiplied by the closing price on the day cash compensation was approved ($12.55 per share on January 19, 2016).

(b)
Represents dividend equivalent payments on unvested restricted common stock that Mr. Sarofim and Mr. Staff elected to receive pursuant to our Stock Compensation Plan for Non-Employee Directors.

Stock Compensation Plan for Non-Employee Directors

        We have adopted the Kinder Morgan, Inc. Amended and Restated Stock Compensation Plan for Non-Employee Directors. The following is a summary of the plan. The plan is administered by our Compensation Committee, and our Board has sole discretion to terminate the plan at any time. The primary purpose of this plan is to promote our interests and the interests of our stockholders by aligning the compensation of the non-employee members of our Board with stockholders' interests.

        The plan recognizes that the compensation to be paid to each non-employee director is fixed by our Board, and that the compensation is payable in cash. Pursuant to the plan, in lieu of receiving some or all of the cash compensation, non-employee directors, referred to as "eligible directors," may elect to receive shares of common stock. Each election will be generally at or around the first board meeting in January of each calendar year and will be effective for the entire calendar year. An eligible director may make a new election each calendar year. The total number of shares of common stock authorized under the plan is 250,000.

        Each annual election to receive shares of common stock will be evidenced by an agreement between us and each eligible director that will contain the terms and conditions of each election. Shares issued under the plan pursuant to an election may be subject to forfeiture restrictions that lapse on the earlier of the director's death or the date set forth in the agreement, which will be no later than the end of the calendar year to which the cash compensation relates. Until the forfeiture restrictions lapse, shares issued under the plan may not be sold, assigned, transferred, exchanged or pledged by an eligible director. In the event a director's service as a director is terminated prior to the lapse of the forfeiture restrictions for any reason other than death or the director's failure to be elected as a director at a shareholders meeting at which the director is considered for election, the director will, for no consideration, forfeit to us all shares to the extent then subject to the restrictions. If, prior to the lapse of the restrictions, the director is not elected as a director at a shareholders meeting at which the director is considered for election, the restrictions will lapse with respect to fifty percent (50%) of the director's shares then subject to such restrictions, and the director will, for no consideration, forfeit to us the remaining shares.

        The number of shares to be issued to an eligible director electing to receive any portion of the cash compensation in the form of shares will equal the amount of such cash compensation elected to be received in the form of shares, divided by the closing price of the common stock on the NYSE on the day the cash compensation is awarded (the fair market value), rounded up to the nearest ten shares. An eligible director electing to receive any portion of the cash compensation in the form of shares will receive cash equal to the difference between (i) the total cash compensation awarded to such director and (ii) the number of shares to be issued to such director with respect to the amount determined by the director, multiplied by the fair market value of a share. This cash payment will be payable in four equal installments, generally around March 31, June 30, September 30 and December 31 of the calendar year in which such cash compensation is awarded; provided that the installment payments will be adjusted to include dividend equivalent payments with respect to the shares during the period in which the shares are subject to forfeiture restrictions.

PERFORMANCE GRAPH

Cumulative Total Return

        The following performance graph compares the annual performance of our common stock to Standard & Poor's 500 Stock Index and to Standard & Poor's 500 Oil & Gas Storage & Transportation Index for the period beginning on December 30, 2011 and ending on December 31, 2016. The graph assumes that the value of the investment in our common stock and each index was $100 at December 30, 2011, and that all dividends were reinvested. Total net return to our stockholders during this period was –20.64 percent, as compared to an average return of 98.18 percent for Standard & Poor's 500 Stock Index and 24.39 percent for Standard & Poor's 500 Oil & Gas Storage & Transportation Index for the same period. The total net return to our stockholders of –20.64 percent was calculated using the closing price of our common stock on December 30, 2011 of $32.17.

	Base Period	INDEXED RETURNS Period Ending December 31,
Company/Index	12/30/11	2012	2013	2014	2015	2016
Kinder Morgan, Inc	100	114.12	121.23	149.47	55.66	79.36
S&P 500 Index	100	116.00	159.57	174.60	177.01	198.18
S&P 500 Oil & Gas Storage & Transportation Index	100	112.25	135.15	156.66	79.39	124.39

ITEM 1
ELECTION OF DIRECTORS

        All of our incumbent directors are standing for re-election to our Board. All directors are elected annually and serve a one-year term or until his or her successor has been duly elected and shall qualify. To be elected to the Board, the number of votes cast "FOR" a nominee's election must exceed the number of votes cast "AGAINST" such nominee's election.

Information about the Nominees

        The biographies of each of the nominees below contain information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director for the company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected.

Richard D. Kinder	Director since October 1999; also from 1998 to June 1999

        Mr. Kinder is Director and Executive Chairman of KMI. He served as Director, Chairman and Chief Executive Officer of KMI and its predecessors from 1999 until he became Executive Chairman in June 2015. Mr. Kinder served as Director, Chairman and Chief Executive Officer of KMR from 2001 until November 2014. He served as Director, Chairman and Chief Executive Officer of KMGP from 1997 until June 2015. He served as a Director, Chairman and Chief Executive Officer of EPGP from May 2012 until January 1, 2015. Mr. Kinder's prior experience as Chief Executive Officer of KMI and its former public subsidiaries provide him with a familiarity with our strategy, operations and finances that is unmatched. In addition, we believe that Mr. Kinder's significant equity ownership in us aligns his economic interests with those of our other equity investors.

Steven J. Kean	Director since May 2007

        Mr. Kean has served as a director of KMI or its predecessors since May 2007 and has served as President and Chief Executive Officer since June 2015. He has served in various management roles for the Kinder Morgan companies since 2002 and in senior executive roles since 2006. He was Executive Vice President and Chief Operating Officer for KMI and its predecessors from 2006 until March 2013, when he was named President and Chief Operating Officer, and served in that capacity until he assumed the CEO role in June 2015. Mr. Kean also served as Executive Vice President and Chief Operating Officer of KMR and KMGP until March 2013, when he became President, Chief Operating Officer and Director; he continued in that role with KMR until November 2014 and still serves in that role with KMGP. He served as Director, Executive Vice President and Chief Operating Officer of EPGP from May 2012 until March 2013, when he became Director, President and Chief Operating Officer, and he served in that role until January 2015. Mr. Kean received his Juris Doctor from the University of Iowa in May 1985 and received a Bachelor of Arts degree from Iowa State University in May 1982. Mr. Kean's experience as one of our executives since 2002 provides him valuable management and operational expertise and a thorough understanding of our business operations and strategy.

Kimberly A. Dang	Director since January 2017

        Kimberly A. Dang was appointed director of KMI in January, 2017. Ms. Dang is Vice President and Chief Financial Officer of KMI and has served in that role for KMI or its predecessors since 2005. She has served in various management roles for the Kinder Morgan companies since 2001 and in senior executive roles since 2005. She served as Vice President and Chief Financial Officer of KMR and KMGP from May 2005 until November 2014. She also served as Vice President, Investor Relations for KMR and KMGP until January 2009. Ms. Dang received a Masters in Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration degree in accounting from Texas A&M University. Ms. Dang's years of leadership as a Chief Financial Officer, together with her extensive business acumen, provide our Board with necessary strategic insight. Ms. Dang also provides a diverse perspective that is important to our Board.

Ted A. Gardner	Director since December 2014

        Mr. Gardner was elected director of KMI in December 2014. Mr. Gardner served as director of KMR and KMGP from 2011 until November 2014. Since 2005, Mr. Gardner has been a Managing Partner of Silverhawk Capital Partners in Charlotte, North Carolina. Formerly, he was a director of the predecessor of KMI from 1999 to 2007, was a director of Encore Acquisition Company from 2001 to 2010 and Athlon Energy Inc. from August 2013 to November 2014. Mr. Gardner also served as Managing Partner of Wachovia Capital Partners and was a Senior Vice President of Wachovia Corporation from 1990 to 2003. He is currently a director of Summit Materials Holdings, Incline Niobrara Partners, LP and Spartan Energy Partners. We believe Mr. Gardner's prior management, business and leadership experience, and his previous board experience with KMI, provides us with the perspectives and judgment important to guiding our business strategies.

Anthony W. Hall, Jr.	Director since May 2012

        Mr. Hall was elected as a director of KMI in May 2012. Previously, he served as a director of El Paso Corporation from 2001 until the closing of our acquisition of El Paso Corporation in May 2012. Mr. Hall has been engaged in the private practice of law since 2010. He previously served as Chief Administrative Officer of the City of Houston from 2004 to 2010. Mr. Hall served as the City Attorney for the City of Houston from 1998 to 2004. Prior to 1998, Mr. Hall was a partner in the Houston law firm of Jackson Walker, LLP. Mr. Hall is the past Chairman of the Houston Endowment Inc. and served on its board of directors for twelve years. He is also Chairman of the Boulé Foundation. Mr. Hall's extensive experience in both the public and private sectors, and his affiliations with many different business and philanthropic organizations, provides our Board with important insight from many perspectives. Mr. Hall's 30 years of legal experience provides the Board with valuable guidance on governance issues and initiatives. As an African American, Mr. Hall also brings a diversity of experience and perspective that is welcomed by our Board.

Gary L. Hultquist	Director since December 2014

        Gary L. Hultquist was elected director of KMI in December 2014. Mr. Hultquist served as director of KMR and KMGP until November 2014. He was elected director of KMGP in 1999, and of KMR upon its formation in 2001. Mr. Hultquist has been a Managing Director of Viant Group, LLC, an investment banking firm specializing in energy and technology, since March 2013, and has served on the board of directors of Resolute Energy Corporation since February 2014. From 2009 until February 2013, Mr. Hultquist was a Principal of NewCap Partners Inc., a FINRA-registered broker-dealer and investment bank, specializing in technology, mergers and acquisitions, and from 1995 until 2007, Mr. Hultquist was the Managing Director of Hultquist Capital, LLC, a San Francisco-based strategic and merger advisory firm. He also served as member of the board of directors and chair of the audit committee of NASDAQ-listed OnTrack Systems, Inc., from 1995 to 1997, including at its initial public offering and its subsequent merger with Lam Research Corporation. Mr. Hultquist has over 20 years of experience as an investment banker and over 15 years' experience practicing law. This combination of experience provides him an understanding of the business and legal risks applicable to us.

Ronald L. Kuehn, Jr.	Director since December 2014

        Mr. Kuehn was elected director of KMI in December 2014. Mr. Kuehn served as a director of EPGP from 2007 until November 2014, and served as Chairman from 2007 to May 2012. Mr. Kuehn served as Chairman of the board of directors of El Paso Corporation from 2003 to 2009 and Interim Chief Executive Officer from 2003 to 2003. From 2002 to 2003, Mr. Kuehn served as Lead Director of El Paso. From 2001 to 2003, he was a business consultant. Mr. Kuehn served as non-executive Chairman of the Board of El Paso from 1999 to 2000. Mr. Kuehn previously served as Chairman of the Board of Sonat Inc. from 1986 and President and Chief Executive Officer from 1984 until his retirement in 1999. Mr. Kuehn formerly served on the Boards of Directors of Praxair, Inc. until 2008,

Dun & Bradstreet Corporation until 2007 and Regions Financial Corporation until 2007. His knowledge and understanding of our industry provides the board with valuable strategic insight. Mr. Kuehn's prior service on the boards of other publicly traded companies in our industry, including his service as Chairman of El Paso Corporation and as its interim CEO, provides valuable experience which he can draw upon as a member of our Board.

Deborah A. Macdonald	Director since April 2011

        Ms. Macdonald was elected as a director of KMI in April 2011. For the past five years, Ms. Macdonald has served on the boards of several private charitable organizations and the board of a closely held for-profit limited liability company. Ms. Macdonald served as Vice President (President, Natural Gas Pipelines) of KMI, KMR and KMGP from 2002 until 2005 and served as President of a subsidiary of KMI from 1999 until 2003. Ms. Macdonald received her Juris Doctor, summa cum laude, from Creighton University in May 1980 and received a Bachelors degree, magna cum laude, from Creighton University in December 1972. As a result of Ms. Macdonald's prior service as an executive officer of KMI, she possesses a familiarity with our business operations, financial strategy and organizational structure which enhance her contributions to our Board. Ms. Macdonald also provides a diverse perspective that is important to our Board.

Michael C. Morgan	Director since May 2007

        Mr. Morgan has served as a director of KMI and it predecessors since 2007. He served in various management roles for the Kinder Morgan companies from 1997 to 2004, including as President of KMI, KMR and KMGP from 2001 until 2004. He has been Chairman and Chief Executive Officer of Triangle Peak Partners, LP, a registered investment adviser and fund manager, since 2008. He also has been President of Portcullis Partners, L.P., a private investment partnership, since 2004. Mr. Morgan has been a director of Sunnova Energy Corp. since October 2015 and was a director of Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, Inc. from 2007 until 2008. Mr. Morgan received an M.B.A. from Harvard Business School and a Bachelor of Arts and a Masters of Arts from Stanford University. As a result of Mr. Morgan's prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board.

Arthur C. Reichstetter	Director since December 2014

        Mr. Reichstetter was elected director of KMI in December 2014. Mr. Reichstetter served as a director of EPGP from 2007 until November 2014. He has been a private investment manager since 2007. Mr. Reichstetter served as Managing Director of Lazard Freres from 2002 until his retirement in 2007. From 1998 to 2002, Mr. Reichstetter was a Managing Director with Dresdner Kleinwort Wasserstein, formerly Wasserstein Parella & Co. Mr. Reichstetter was a Managing Director with Merrill Lynch from 1993 until his retirement in 1996. Prior to that time, Mr. Reichstetter worked as an investment banker in various positions at The First Boston Corporation from 1974 until 1993, becoming a managing director with that company in 1982. Mr. Reichstetter brings to the board extensive experience in investment management and capital markets, as highlighted by his years of service at Lazard Freres, Dresdner Klienwort Wasserstein, Merrill Lynch and The First Boston Corporation. His leadership, together with technical expertise and extensive financial acumen provide our Board with necessary strategic insight and experience.

Fayez Sarofim	Director since May 2007

        Mr. Sarofim has served as a director of KMI and its predecessors since 1999. He has been Chairman of the Board of Fayez Sarofim & Co., a registered investment advisor, for more than five years. Over the past five years, Mr. Sarofim has served as a director of Unitrin, Inc. and Argo Group International Holdings, Ltd. As a result of Mr. Sarofim's investment experience and his prior service as a director of KMI, he possesses a familiarity with our business operations, financial strategy and organizational structure which enhance his contributions to our Board. As a Coptic Egyptian-American, Mr. Sarofim also brings an important diversity of perspective to our Board.

C. Park Shaper	Director since May 2007

        Mr. Shaper served in various management roles for the Kinder Morgan companies beginning in 2000 until March 2013, when he retired as President of KMI, KMP, KMR and EPGP. He has served as a director of KMI and its predecessors since 2007. He was a director of KMR and KMGP from 2003 until March 2013, President of KMR and KMGP from 2005 until March 2013, and a director and President of EPGP from May 2012 until March 2013. He received a Masters of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Shaper also has a Bachelor of Science degree in Industrial Engineering and a Bachelor of Arts degree in Quantitative Economics from Stanford University. Mr. Shaper is also a trust manager of Weingarten Realty Investors. Mr. Shaper's experience as our President, as well as his experience as an executive officer of various Kinder Morgan entities, provide him valuable management and operational expertise and intimate knowledge of our business operations, finances and strategy.

William A. Smith	Director since December 2014

        Mr. Smith was elected director of KMI in December 2014. Mr. Smith served as Director of EPGP from 2008 to November 2014. From 2003 until his retirement as an active partner in 2012, Mr. Smith was a partner in Galway Group, L.P., an investment banking/energy advisory firm headquartered in Houston, Texas. In 2002, Mr. Smith retired from El Paso Corporation, where he was an Executive Vice President and Chairman of El Paso Merchant Energy's Global Gas Group. Mr. Smith had a 29 year career with Sonat Inc. prior to its merger with El Paso in 1999. At the time of the merger, Mr. Smith was Executive Vice President and General Counsel. He previously served as Chairman and President of Southern Natural Gas Company and as Vice Chairman of Sonat Exploration Company. Mr. Smith served as a director of Eagle Rock Energy G&P LLC from 2004 until the sale of that company in 2015. He also served as lead director and as chairman of that company's compensation committee. Mr. Smith previously served on the board of directors of Maritrans Inc. until 2006. With over 40 years of experience in the energy industry, Mr. Smith brings to the board a wealth of knowledge and understanding of our industry, including valuable legal and business expertise. His experience as an executive and attorney provides the board with an important skill set and perspective. In addition, his experience on the board of directors of other domestic and international energy companies further augments his knowledge and experience.

Joel V. Staff	Director since April 2011

        Mr. Staff was elected as a Director in 2011. Since 2007, Mr. Staff has acted as a private investor. Mr. Staff was Chief Executive Officer of Reliant Energy, Inc. from 2003 until his retirement in 2007. He also served as Reliant Energy, Inc.'s Chairman of the Board from 2003 to 2008 and Executive Chairman of the Board from 2008 until his retirement from the board in 2009. Mr. Staff was a director of Ensco International Incorporated between 2002 and 2008. Mr. Staff's experience as a senior executive in the energy industry provide him with an understanding of issues we encounter, which enhance his contributions to our Board.

Robert F. Vagt	Director since May 2012

        Mr. Vagt was elected as a director of KMI in May 2012. Mr. Vagt served as a director of El Paso Corporation from 2005 until we acquired it in May 2012. Mr. Vagt served as President of The Heinz Endowments from 2008 through January 2014. Prior to that time, he served as President of Davidson College from 1997 to 2007. Mr. Vagt served as President and Chief Operating Officer of Seagull Energy Corporation from 1996 to 1997. From 1992 to 1996, he served as President, Chairman and Chief Executive Officer of Global Natural Resources. Mr. Vagt served as President and Chief Operating Officer of Adobe Resources Corporation from 1989 to 1992. Prior to 1989, he served in various positions with Adobe Resources Corporation and its predecessor entities. In January 2014, Mr. Vagt was appointed as Chairman of the board of directors of Rice Energy Inc. Mr. Vagt's professional background in both the public and private sectors make him an important advisor and member of our Board. Mr. Vagt brings to our Board operations and management expertise in both the public and private sectors. In addition, Mr. Vagt provides our Board with a welcome diversity of perspective gained from his service as an executive officer of multiple energy companies, the president of a major charitable foundation, and the president of an independent liberal arts college.

Perry M. Waughtal	Director since December 2014

        Mr. Waughtal was elected director of KMI in December 2014. Mr. Waughtal served as a director of KMR and KMGP until November 2014. He was elected director of KMGP in 2000, and of KMR upon its formation in 2001. Since 1994, Mr. Waughtal has been the Chairman of Songy High Roads, LLC (formerly Songy Partners Limited), an Atlanta, Georgia based real estate investment company. Mr. Waughtal was elected as Chairman of the Board of Highland Resources, LLC, a family-owned real estate investment company, in October 2013. Mr. Waughtal was a director of HealthTronics, Inc. from 2004 to 2009. We believe Mr. Waughtal's 30 years of experience with Hines Interests Limited Partnership, a privately owned, international real estate firm, including as Vice Chairman of development and operations and Chief Financial Officer, and 15 years of experience as Chairman of Songy Partners Limited provide him with planning, management, finance and accounting experience with, and an understanding of, large organizations with capital-intensive projects analogous to the types in which we typically engage.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL 16 NOMINATED DIRECTORS.

ITEM 2
RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2017

        The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2017. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since November 22, 1999. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP in fiscal 2016 included the audit of our consolidated financial statements, reviews of quarterly financial statements and services in connection with various SEC filings and tax matters.

        Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

        The affirmative vote of the holders a majority of the votes cast will be required for approval. Proxies will be voted for the proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

        In the event stockholders do not ratify the selection, the selection will be reconsidered by the Audit Committee and our Board.

ITEM 3
STOCKHOLDER PROPOSAL RELATING TO A
PROXY ACCESS BYLAW

        We have received notice that Scott M. Stringer, Comptroller of the City of New York, 1 Centre Street, 8th Floor North, New York, NY 10007, intends to submit the following proposal at the annual meeting (a) as the custodian and a trustee of (i) the New York City Employees' Retirement System, beneficial owner of 1,036,131 shares of our common stock (0.046% of our common stock outstanding as of the date the proposal was submitted to us), (ii) the New York City Fire Department Pension Fund, beneficial owner of 76,160 shares of our common stock (0.034% of our common stock outstanding as of the date the proposal was submitted to us), (iii) the New York City Teachers' Retirement System, beneficial owner of 1,428,127 shares of our common stock (0.064% of our common stock outstanding as of the date the proposal was submitted to us), and (iv) the New York City Police Pension Fund, beneficial owner of 279,841 shares of our common stock (0.013% of our common stock outstanding as of the date the proposal was submitted to us), and (b) as the custodian of the New York City Board of Education Retirement System, beneficial owner of 110,451 shares of our common stock (0.005% of our common stock outstanding as of the date the proposal was submitted to us). We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board unanimously opposes this proposal by the stockholder proponent for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the proposal.

"WHEREAS:

        Shareholders of Kinder Morgan, Inc. (the "Company") ask the board of directors (the "Board") to take the steps necessary to adopt a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.

        The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

  a)
  have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;

  b)
  give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

  c)
  certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

        The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

        We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, "with little cost or disruption." (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

        The proposed terms are similar to those in vacated SEC Rule l4a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

        The proposed terms enjoy strong investor support and company acceptance. Between January 2015 and October 2016, 95 similar shareholder proposals received majority votes and at least 270 companies of various sizes across industries enacted bylaws with similar terms.

        We urge shareholders to vote FOR this proposal."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board has considered the stockholder proposal and does not believe that the adoption of the proxy access bylaw set forth in the stockholder proposal is in the best interests of our stockholders at this time. We believe our corporate governance approach provides effective Board accountability and responsiveness and that the proxy access bylaw would not be a productive means of providing our stockholders greater involvement in the company's corporate governance.

        Over the last two years, proxy access has become a popular topic of discussion among companies, investors and governance experts. While a number of companies have adopted some form of proxy access in the last two years, not enough time has passed with these provisions in place to determine the ultimate effect of these policies.

        If implemented, proxy access may not be in the best interests of the company and our stockholders for many reasons, including the following:

  •
  Our Board has the shared objective of maximizing long-term stockholder value and strives to promote corporate policies that it believes to be in the best interests of the company and our stockholders. Stockholders taking advantage of proxy access may be motivated by private interests that conflict with the long-term interests of our other stockholders and the company. Proxy access would provide greater opportunity for stockholders with narrowly defined special interests and short-term goals to promote their special interests and disrupt the effective functioning of our Board and the company's operations. The potential for such a special-interest stockholder to use proxy challenges to pursue its own objectives at the expense of its fellow stockholders weighs against proxy access. A board of directors that is not distracted by frequent electoral challenge or directors representing special-interest stockholders can more effectively balance competing stockholder interests and properly maintain a focus on long-term growth.

  •
  We believe the right to nominate up to 25 percent of our Board each year could result in excessive disruption of the balance of skill, experience and diversity on our Board, reduce the effectiveness of our Board and potentially have a negative impact on the company's financial and operational performance. Our Nominating and Governance Committee has an important role in considering the effectiveness of our Board and, each year, the committee conducts an annual review and evaluation of the conduct and performance of our Board. Nominees proposed through proxy access would not be subject to any evaluation or screening by our Nominating and Governance Committee regarding the nominee's ability to contribute to an effective, well-rounded and diverse board that operates openly and collaboratively in the best interest of all stockholders, and, as a result, proxy access could result in the loss of important skill, experience and diversity on our Board.

  •
  Our Board has frank and open dialogue among its members and with management, the primary goal of which is to advance the long-term interests of our stockholders. Proxy access could create a politicized environment with frequent election contests and cause tension among our directors and between management and our Board, which would have a negative impact on our Board's ability to represent the best interests of the company and our stockholders as a whole.

  •
  An election contest is a disruptive event for a company, causing it to incur substantial additional costs and to divert substantial amounts of management's time and attention from the operation of that company's business. The increased costs and time associated with preparing meeting materials could create an incentive for nominating stockholders or groups to use proxy access to extract concessions from the company at the expense of the majority of our stockholders.

        We understand the desire for the accountability of boards of directors to a corporation's stockholders and believe that our current system of corporate governance oversight ensures that we have appropriate mechanisms in place to identify and address our stockholders' concerns. We have a strong corporate governance structure and a record of responsiveness to stockholder concerns. Our Board strives to ensure that we provide appropriate and productive opportunities for stockholder input into our corporate governance policies.

        Transparency is one of our most important corporate values. We publish our annual budget and operational performance measures on our company website, allowing our investors to follow our progress throughout the year. In addition to regular, formal opportunities to engage with our investors, such as quarterly earnings calls and frequent investor conferences, we routinely engage with our largest stockholders regarding a wide range of topics, including corporate governance policy matters. Recently, in response to such discussions and following the company's comprehensive review of its governance policies, the Board has taken a number of actions to ensure that our corporate governance standards are consistent with current market "best practices" including:

  •
  amending our Bylaws to provide that nominees to the Board will be elected by the affirmative vote of the majority of votes cast at an annual meeting, with a plurality standard retained for contested elections;

  •
  amending our governance guidelines to provide that any nominee for director who does not receive the required votes for election shall tender his or her resignation from our Board;

  •
  adopting new stock ownership guidelines for our Board and our executive officers providing that each director and executive officer is expected to own stock in the company with a value equal to a multiple of his or her annual cash retainer or salary, as applicable;

  •
  adopting policies prohibiting directors and executive officers from engaging in hedging transactions or, subject to certain exceptions, pledging transactions with respect to the company's securities; and

  •
  adopting a new executive compensation clawback policy requiring, in the event of a restatement of the company's financial statements, that we recoup any excess incentive compensation that was paid to an executive officer in the preceding three years that such executive officer would not have received if his or her performance-based compensation were calculated pursuant to the restated financial statements.

        In addition to the corporate governance engagement described above, our management routinely engages with our largest stockholders to receive input regarding the company's published business results and short- and long-term strategies, and management and our Board take their comments under serious consideration. This engagement with our largest stockholders provides a valuable mechanism to ensure that stockholder concerns and suggestions regarding the company's policies and strategic direction are heard.

        Our Board believes that the above examples demonstrate that the current structure of our Board promotes fair and equal representation of our stockholders. Thirteen of the 16 current members of our Board have been determined to be independent directors. Stockholders have the opportunity to vote against any director that the stockholders believe does not adequately represent their interests. In summary, we believe the proxy access bylaw advocated in the stockholder proposal would not provide our stockholders more meaningful involvement in our corporate governance. We continue to examine the corporate governance policies of our peers and strive to ensure that we provide appropriate and productive stockholder representation in our corporate governance policies. We believe our current corporate governance system provides for an appropriate level of corporate oversight, and provides the greatest opportunity for our Board to consider the long-term interests of our stockholders. We believe the potential disruptive effects of providing for proxy access, as described above, would outweigh any potential benefits to our stockholders.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE IMPLEMENTATION OF A PROXY ACCESS BYLAW FOR THE REASONS DESCRIBED ABOVE.

ITEM 4
STOCKHOLDER PROPOSAL RELATING TO A
REPORT ON METHANE EMISSIONS

        We have received notice that Lowell Miller, CIO and Founder of Miller/Howard Investments, Inc., P.O. Box 549, 10 Dixon Avenue, Woodstock, NY 12498, beneficial owner of shares of our common stock with a market value in excess of $2,000 as of the date the proposal was submitted to us, intends to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board unanimously opposes this proposal by the stockholder proponent for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the proposal.

"WHEREAS:

        Research indicates methane leaks from gas operations could erase the climate benefits of reducing coal use. Methane emissions are a significant contributor to climate change, with an impact on global temperature roughly 84 times that of CO2 over a 20 year period. Leaked methane represented 30 billion dollars of lost revenue (3 percent of gas produced) in 2012. Yet, an October 2016 study published in Nature indicates methane emissions from the oil and gas sector are 20 to 60 percent higher than previously thought.

        While utilities are increasingly reliant on the safe, reliable, and efficient delivery of gas along the value chain, the 2015 failure of a gas injection well at Southern California Gas Company's Aliso Canyon Storage Field in Los Angeles revealed major vulnerabilities in the maintenance and safety of natural gas storage facilities. The incident exposed both a lack of oversight and contingency planning in the face of a well blowout.

        The casing failure of well SS-25 precipitated the release of over 100,000 tons of methane into the atmosphere, resulting in the relocation of 8,000 families and jeopardizing California's mitigation objectives under the state's climate law AB-32. Relocation, clean up, and well containment costs have soared to over 700 million dollars to date, with criminal filings and civil lawsuits against SoCal Gas pending.

        There are over 400 gas storage facilities around the country. According to the Energy Information Administration (EIA), over 80 percent of these facilities are also located in depleted oil wells, many drilled decades ago. Kinder Morgan, Inc. has over twenty storage facilities that may face similar risks.

        A failure by companies to proactively inspect, monitor and upgrade critical transportation and storage infrastructure with the aim of reducing methane emissions may invite more rigorous regulations. The EPA released new rules in May 2016 to reduce oil and gas sector methane emissions by 11 million metric tons by 2025.

        Poor oversight of gas infrastructure, including storage facilities, has a direct economic impact on Kinder Morgan, as lost gas is not available for sale. We believe a strong program of measurement, mitigation, target setting and disclosure reduces regulatory and legal risk, maximizes gas for sale, and bolsters shareholder value.

RESOLVED:

        Shareholders request Kinder Morgan issue a report (by October 2017, at reasonable cost, omitting proprietary information) reviewing the Company's policies, actions and plans to measure, monitor, mitigate, disclose, and set quantitative reduction targets for methane emissions resulting from all operations, including storage and transportation, under the Company's financial or operational control.

SUPPORTING STATEMENT:

        We believe the report should include the leakage rate as a percentage of production, throughput, and or stored gas; management of high risk infrastructure; best practices; worst performing assets; environmental impact; reduction targets and methods to track progress over time. Best practice strategy would utilize real-time measurement and monitoring."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board has considered the stockholder proposal and does not believe that preparing a report reviewing our policies on methane emissions is in the best interests of our stockholders at this time. Our annual and quarterly reports we file with the SEC, the publicly available environmental reports and filings that we make with federal, state and local regulatory agencies and information on our website adequately describe our methane management strategy.

        At Kinder Morgan, we recognize that operating thousands of miles of pipelines and hundreds of terminals across North America is a huge responsibility. Throughout our organization, we are committed to maintaining and operating our assets safely and in an environmentally responsible manner. To protect the public, our employees and the environment, we invest hundreds of millions of dollars each year on integrity management, maintenance and environmental programs to meet these goals. Our employees are further aligned with this commitment through our compensation program, which takes into account safe, efficient, compliant and environmentally sound operations when determining annual incentive compensation.

        We utilize state-of-the-art technology for pipeline integrity and pipeline maintenance. We also employ personnel who constantly monitor pipeline operating conditions in control centers using computer systems. We conduct internal pipeline inspections periodically by sending sophisticated computerized equipment called "smart pigs" through most of our pipelines and we use our patented pipeline inspection protocol, the Kinder Morgan Assessment Protocol (KMAP) system, to interpret the data gathered by the smart pigs. Additionally, we use cathodic protection, a technology designed to protect pipelines from external corrosion through the use of an electrostatic current.

        In addition to our corporate Environmental, Health and Safety (EHS) department and EHS leadership teams among our business segments, our Board has a standing EHS Committee, whose charter is available on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the "Media & Investor Relations" page. This committee assists our Board in overseeing management's establishment and administration of our EHS policies, programs, procedures and initiatives, including those that promote the safety and health of our employees, contractors, customers, the public and the environment. The committee also periodically reviews with management our company's reputation as a responsible corporate citizen and our efforts to employ sustainable business practices consistent with our company's business purpose and values.

        In 2015 and again in 2016, the EPA finalized rules to regulate methane emissions from the production, gathering and processing, and transmission and storage sectors of the oil and natural gas industry. We strongly support the implementation of voluntary methane emission reductions and believe those should be recognized as part of any final regulatory regime. Currently, we are participating in several industry initiatives to reduce methane emissions, and the industry has made significant progress. According to the EPA's U.S. Greenhouse Gas Inventory Report published in April 2016, U.S. methane emissions decreased approximately 6% from 1990 to 2014. This was achieved despite a greater than 45% increase in U.S. natural gas production over the same time frame.

        In 2016, we released a statement on our commitment to reduce methane emissions. The statement is available on our website at www.kindermorgan.com in the "Safety and Environment" page.

        Below are a few examples of how we have been actively engaged with various trade organizations and regulatory entities to share our data and experience with methane monitoring and management, and demonstrate our approach on how methane emission reductions can best be achieved.

        Over 20 Years of Voluntary Participation in the EPA Natural Gas STAR Program.    Our pipeline companies have reduced methane emissions by over 80 billion cubic feet through our participation in the EPA's voluntary Natural Gas STAR program, a program in which we have participated since 1993 when the initiative was established.

        Leadership Role in the Interstate Natural Gas Association of America (INGAA) Greenhouse Gas (GHG) Task Force.    We participate in, and chaired from 2013 to early 2017, the INGAA GHG Task Force. As part of that leadership role we, along with INGAA, participated in the Quadrennial Energy Review by the U.S. Department of Energy (DOE), which included a joint effort by the energy industry, the Administration and other stakeholders to better understand the issues confronting the transportation sector and develop mutually beneficial solutions.

        We are committed to implementing voluntary methane emission reductions as part of the EPA's Natural Gas STAR Methane Challenge Program and our commitment to the ONE Future Coalition described below.

        Leadership Role in Collaborating with the EPA and the DOE on Reduction of Methane Emissions.    We have taken a leadership role in meeting with the EPA to identify the most effective means for reducing methane emissions from natural gas transmission and storage operations. In addition to our ONE Future Emissions Intensity commitment described below, we meet with the EPA routinely to share data and engage in discussions about numerous potential emissions management strategies.

        Steve Kean, our President and Chief Executive Officer, has participated in the DOE's roundtable discussions with government, industry, non-profit, union and environmental leaders to help identify opportunities, share technical solutions and coordinate best practices to reduce methane emissions.

        During 2016, we were an industry leader participating in the Joint Industry Task Force regarding regulation of natural gas storage facilities. Our employees contributed to industry technical papers presented in joint hearings of the Departments of Energy and Transportation as well as collaborative meetings with various non-governmental organizations developing an understanding of storage facilities, operations, and emissions and safety technologies. This work is ongoing in numerous federal, state and industry venues.

        Founding Member of ONE Future, an Entity Focused on Emissions Management.    We are a founding member of Our Nation's Energy Future (ONE Future), a unique coalition made up of members across the natural gas industry focused on identifying policy and technical solutions that result in improvements in the management of methane emissions associated with the production, gathering, processing, transmission and distribution of natural gas. Members of ONE Future are committed to continuously improving their methane emissions management to achieve voluntary reductions in emissions and to assure efficient increased use of natural gas. ONE Future's goal is to enhance the energy delivery efficiency of the natural gas supply chain by limiting energy waste and achieving a total methane emission rate of one percent or less of gross natural gas production, the point at which the use of natural gas for any purpose provides obvious and immediate greenhouse gas reduction benefits. The ONE Future coalition represents the entire natural gas value chain, with members from some of the largest natural gas production, gathering, processing, transmission, and distribution companies in the United States.

        The ONE Future Emissions Intensity Commitment Option program has been accepted as part of the EPA Natural Gas STAR Methane Challenge Program. The option provides companies interested in joining the voluntary program another way to reduce methane emissions from their operations. The ONE Future Commitment is intended to drive action to achieve segment-specific intensity targets, established through the ONE Future Coalition. ONE Future's overall goal is to achieve a methane "leakage rate" (defined as emissions per volume produced or volume of throughput) of 1 percent or less along the natural gas value chain by 2025. We are committed to implementing the ONE Future Emissions Intensity Commitment Option program for the Kinder Morgan transmission sector as part of the EPA Natural Gas STAR Methane Challenge Program.

        Collaboration with the Environmental Defense Fund (EDF) on GHG Emissions.    We are one of seven natural gas transmission companies that worked with the EDF to develop a comprehensive GHG emissions inventory for the natural gas transmission and storage sector.

        Importantly, the results of the EDF study demonstrated that due to actions taken in the gas transportation sector over the years to address methane emissions, the EPA has been overstating emissions from natural gas transportation and storage facilities.

        Strict Adherence to Existing Reporting and Compliance Regulation.    Certain of our facilities are subject to existing leak detection and repair regulations issued by the EPA and state environmental agencies. Our natural gas transmission and storage, gathering and processing and boosting facilities are subject to the EPA's GHG Mandatory Reporting Rule. We report emissions to the EPA on an annual basis in accordance with these reporting requirements.

        Detailed information regarding our environmental, health and safety initiatives and performance, as well as our efforts to maintain pipeline integrity including through the use of our KMAP system, can be found on our website, http://www.kindermorgan.com/pages/responsibility. We publish our environmental, health and safety performance because we are committed to working openly and transparently with our stakeholders.

        Finally, it is worth noting that, unlike methane emission sources such as agricultural separation, mine-mouth coal emissions and wetlands and other naturally occurring sources, we as a company operating in the natural gas transmission sector have a substantial financial incentive to reduce methane emissions, as the average cost of methane lost exceeds our average fee associated with handling methane on a per-unit basis.

        In summary, we believe the report advocated by the stockholder proponent would not cause us to modify our operational approach to maintaining and safely operating our assets and would provide stockholders with little useful information beyond that already provided through our website, our annual and quarterly reports we file with the SEC and our publicly available reports to the EPA. Additionally, the Board believes the cost, both in dollars and employee time, of preparing such a duplicative report would greatly outweigh any potential benefits to our stockholders, and that the better use of these resources would be to focus on continued progress in reducing methane emissions.

        If this proposal is properly presented by the stockholder proponent at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A REPORT ON METHANE EMISSIONS FOR THE REASONS DESCRIBED ABOVE.

ITEM 5
STOCKHOLDER PROPOSAL RELATING TO AN
ANNUAL SUSTAINABILITY REPORT

        We have received notice that the New York State Common Retirement Fund, with Thomas P. DiNapoli, the Comptroller of the State of New York, as sole Trustee, 59 Maiden Lane-30th Floor, New York, NY 10038, beneficial owner of 4,926,900 shares of our common stock (0.22% of our common stock outstanding as of the date the proposal was submitted to us), intends to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the proposal.

"WHEREAS:

        Kinder Morgan is the largest midstream and the third largest energy company in North America.

        Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations.

        Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.

        ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure. One concrete example of this is that opposition to Kinder Morgan's Trans- Mountain pipeline from Canadian indigenous and community groups has already delayed its operations to 2019.

        More than 1,200 institutional investors managing over $33 trillion have joined The Principles for Responsible Investment and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

        The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings show market-based outperformance, and 85% of the studies indicated that these companies experience accounting-based outperformance.

        The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRl-based sustainability reports.

        Bloomberg reports that the number of customers accessing ESG information on its terminals has increased on average 47.7% annually between 2009 and 2012.

        Kinder Morgan does not publish a comprehensive sustainability report or respond to CDP's (formerly the Carbon Disclosure Project) annual survey. Several of Kinder Morgan's industry peers, such as Enbridge and Spectra Energy, publish an annual GRI sustainability report.

RESOLVED:

        Shareholders request that Kinder Morgan issue an annual sustainability report describing the company's short- and long-term responses to ESG-related issues, including issues related to human rights and the rights of indigenous communities. The report should be prepared at reasonable cost, omit proprietary information, and be available to shareholders by December, 2017.

SUPPORTING STATEMENT:

        We recommend Kinder Morgan consider using the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, and human rights communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts, providing a flexible reporting system that allows the omission of content irrelevant to company operations.

        The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board has considered the stockholder proposal and does not believe that annually preparing a sustainability report is in the best interest of our stockholders at this time. Our existing corporate policies and the information available on our website, our annual and quarterly reports filed with the SEC, our press releases and the environmental reports and filings that we make with federal, state and local regulatory agencies adequately describe our commitment to environmental, social and governance issues, including the employment of sustainable business practices.

        At Kinder Morgan, being a good corporate citizen goes well beyond operating our assets safely. Throughout our organization, we are committed to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. Our core values are honesty, integrity and respect for people, and we firmly believe in the fundamental importance of the promotion of trust, openness, teamwork, professionalism and pride in what we do. Our company's social and environmental activities are aligned with our business purpose and values.

        Our Code of Business Conduct and Ethics, which is available on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the "Media & Investor Relations" page, outlines our commitment to honesty, integrity and respect for people and describes additional corporate policies on environmental, social and governance issues. We recognize that we have a responsibility to conduct business as responsible members of society, to observe the laws of the countries in which we operate, to express support for fundamental human rights in line with the legitimate role of our business, and to give proper regard to health, safety, and the environment consistent with our commitment to contribute to sustainable development. We expect our employees and directors to uphold the standards set forth in the Code of Business Conduct and Ethics at work every day, and compliance with the standards serves as a critical element of compensation determinations throughout our organization. We are committed to utilizing an Operations Management System (OMS) to direct and control our work in an intentional manner, to meet our operational objectives and expectations, and to continuously improve. As described in our Environmental, Health and Safety (EHS) Policy Statement, which is also available on our website at www.kindermorgan.com in the "Our Commitment" sub-section of the "Safety & Environment" page, our employees and contractors are expected to share our commitment to pursue the goals of not harming people, protecting the environment, using material and energy efficiently and promoting best practices, thereby earning the confidence of our customers, our security holders and society at large, being a good neighbor and contributing to sustainable development. EHS performance is considered in allocating incentive compensation among our business units and to individual employees.

        We work openly and cooperatively with all stakeholders regarding EHS and corporate governance issues. We integrate Kinder Morgan EHS employees into each business unit, where they actively participate in the overall operating success of the organization. To keep the public informed about our efforts, we publish on our website a report on our EHS performance, which includes data regarding our safety performance and pipeline incident rates, together with comparisons of our performance against published industry averages. We also prepare annually and publish on our website an Operational Excellence Report detailing our safety, environmental and community achievements for the preceding year.

        In addition to our EHS corporate department and EHS leadership teams among our business segments, our Board has a standing EHS Committee, whose charter is available on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the "Media & Investor Relations" page. This committee assists our Board in overseeing management's establishment and administration of our EHS policies, programs, procedures and initiatives, including those that promote the safety and health of our employees, contractors and customers, the public and the environment. The committee also periodically reviews with management our company's reputation as a responsible corporate citizen and our efforts to employ sustainable business practices consistent with our company's business purpose and values.

        Our employees are part of the communities where they work and live. We practice social and environmental responsibility, contributing to the well-being of the communities and society we affect and on which we depend. Our employees are active in environmental sustainability and stewardship initiatives. The knowledge and skills of our experts allow us to minimize our footprint in environmentally sensitive areas. Our people keep us at the forefront of innovation, providing access to the latest technologies and best management practices to keep our facilities safe and environmentally sound for many years to come.

        The stockholder proponents request that we prepare an annual sustainability report describing our short- and long-term responses to environmental, social and governance issues. Our Board believes that preparation of such a broad and general report would be an expensive and time-consuming exercise that would be largely duplicative of information already available on our website (such as our EHS policy and performance report, our Code of Business Conduct and Ethics, our annual Operational Excellence Report and our Environmental Stewardship Position Statement), which addresses many items related to safety, environmental and community matters typically contained in a formal sustainability report. We believe our level of disclosure is comparable to or better than the majority of our midstream energy industry peers.

        In summary, we believe that preparation of a formal sustainability report would not cause us to modify our commitment to doing the right thing every day, employing sustainable business practices and complying with applicable laws, rules and regulations. We also believe that our existing corporate policies and the information available on our website, our annual and quarterly reports filed with the SEC, our press releases and the environmental reports and filings that we make with federal, state and local regulatory agencies adequately describe our commitment to environmental, social and governance issues, including the employment of sustainable business practices, such that a formal sustainability report would be unnecessary and duplicative. Further, the cost, both in dollars and employee time, of preparing a formal sustainability report would outweigh any potential benefits of such a report.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF A SUSTAINABILITY REPORT FOR THE REASONS DESCRIBED ABOVE.

ITEM 6
STOCKHOLDER PROPOSAL RELATING TO AN
ASSESSMENT OF THE MEDIUM- AND LONG-TERM PORTFOLIO IMPACTS
OF TECHNOLOGICAL ADVANCES AND GLOBAL CLIMATE CHANGE POLICIES

        We have received notice that First Affirmative Financial Network, LLC, 5475 Mark Dabling Boulevard, Suite 108, Colorado Springs, Colorado 80918, acting on behalf of Mark Demanes, beneficial owner of shares of our common stock with a market value in excess of $2,000 as of the date the proposal was submitted to us, intends to submit the following proposal at the annual meeting. We are not responsible for the content of the proposal or the accompanying supporting statement, which are set out below in italics and between quotation marks. Our Board unanimously opposes this proposal by the stockholder proponents for the reasons set forth in Our Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the proposal.

"WHEREAS:

        In December 2015, 195 nations reached an agreement at the 21st Conference of the Parties to the UN Framework Convention on Climate Change to limit global average temperature rise to well below 2 degrees Celsius, with a stretch target of 1.5 degrees Celsius (Paris Agreement). The Paris Agreement, which went into effect on November 4, 2016, requires signatories to submit progressively stronger nationally determined contributions every five years with a view to ensuring that the objective to restrict warming to well below 2 degrees is met.

        Kinder Morgan, Inc. (KMI) acknowledged in its 2015 10-K filing with the U.S. Securities and Exchange Commission that "greenhouse gas regulations could have material adverse effects on our business, financial position, results of operations or cash flows." Nonetheless, the company has not provided investors with any analysis regarding how its portfolio of assets or planned capital expenditures perform under a 2 degrees scenario.

        KMI, as the largest midstream and the third largest energy company in North America, has extensive and expanding interests in the transport of energy sources including coal, oil and natural gas. KMI intends to make significant infrastructure investments in the highest carbon fuels, including coal and oil sands.

        KMI intends to invest over $5 billion to expand Canadian oil sands export capacity to the West Coast and Asia. This investment is of concern due to strong community and First Nations opposition, particularly in British Columbia. In addition, continuing low oil prices remain substantially below the breakeven price of the new oil sands production that would feed this pipeline, raising questions about the project's long-term viability. Canada has already begun to implement policies and develop new regulations, including a price on carbon, geared towards meeting its obligations under the Paris Agreement.

        The Financial Stability Board's Task Force on Climate Related Financial Disclosures has indicated that it favors more effective climate related financial disclosures that are "...consistent, comparable, reliable, clear, and efficient, and provide decision-useful information to lenders, insurers, and investors."

        Major asset managers (e.g. BlackRock, State Street Global Advisors) have called for improved climate risk disclosures. In the credit market, Moody's Global Ratings includes low demand scenarios in its ratings analysis of companies in high risk sectors such as the energy industry.

RESOLVED:

        Shareholders request that, beginning in 2018, KMI publish an assessment of the medium and long-term portfolio impacts of technological advances and global climate change policies. The assessment can be incorporated into existing reporting and should analyze the impacts on KMI's portfolio of assets and planned capital expenditures under a scenario in which reduction in fossil fuel demand results from technological advances, carbon restrictions and related rules or commitments adopted by governments consistent with the globally agreed upon 2 degree target. The report should be overseen by a committee of independent directors, omit proprietary information, and be prepared at reasonable cost."

 OUR BOARD OF DIRECTORS' STATEMENT
IN OPPOSITION TO STOCKHOLDER PROPOSAL

        Our Board has considered the stockholder proposal and does not believe that preparing an assessment of the medium- and long-term portfolio impacts of technological advances and global climate change policies is in the best interest of our stockholders at this time. It is not possible to predict all risks that future changes in technology and policy may have on our business. An assessment of the potential impacts of technological advancements and global climate change policies on our portfolio of assets would require us to speculate about future risks in the general sense, which is inconsistent with our reporting obligations and may cause us to overstate the likelihood of certain risks, which could be detrimental to our business. We report the risks associated with our business consistent with applicable law, and our Board believes that our current risk reporting provides our stockholders with accurate and sufficient information to appreciate the risks to which our business may be subject.

        At Kinder Morgan, we recognize that addressing climate change is a global priority. It is a matter that requires the cooperation and contributions of citizens, industry, the environmental community and governments nationally and globally to advance the broad alignment of environmental responsibility and economic opportunity for all.

        To that end, we operate our companies in an ethical and responsible manner.

  •
  We invest in our assets to operate them safely and to protect our employees, the environment and the communities in which we operate.

  •
  We work collaboratively within our industry and with governments, environmental groups, indigenous peoples and communities to build our understanding of the issues around climate change and seek potential solutions.

  •
  We contribute to, embrace and implement responsible changes in government policy and regulations in North America as they emerge.

        While delivering access to the secure energy the world needs, we are committed to doing our part to address climate change concerns. Specifically we:

  •
  are expanding our natural gas transmission business to make access to lower carbon and renewable energy more feasible;

  •
  are reducing emissions of methane and other greenhouse gases from our operations;

  •
  are pursuing opportunities with our producing partners to increase the energy efficiency along the value chain;

  •
  are making energy efficiency improvements in our operations and exploring new low-carbon technologies and business models; and

  •
  include reasonably anticipated policy directions and regulatory decisions into our business models and projects.

        As an energy infrastructure company, we recognize and expect that future energy demand will be met in part by a growing proportion of renewable energy sources that may result from technological advances. Today, the world still relies on fossil fuels for the vast majority of its energy needs. Fossil fuels are essential to our way of life and are critical to the generation of electricity, transportation, the production of clothing and other textiles and much more, including plastics, agriculture, technology, medicine and chemicals. Fossil fuels are affordable, dependable, plentiful and are becoming more environmentally sustainable due to advancements in technology and are supported by enormous installed infrastructure that would take decades and substantial cost to replace. Furthermore, natural gas is a clean-burning fossil fuel with significantly lower emissions than coal and fuel oil, and increased natural gas use has been and will continue to be critical to meeting climate goals.

        Kinder Morgan is proud to be part of the solution toward reducing emissions of carbon dioxide, methane and other greenhouse gasses through its industry-leading status in delivering natural gas to consumers. Natural gas infrastructure plays two key roles in reducing greenhouse gas emissions: directly as a lower-carbon fuel for electricity generation, and indirectly by facilitating greater renewable energy deployment in the electricity sector.

        Despite growth in the U.S. population and economy, increased use of natural gas for electricity has resulted in electricity-related carbon dioxide emissions returning to 1993 levels, according to the EPA. At roughly half the carbon emissions from coal, natural gas has reduced overall carbon dioxide emissions despite increased net generation over the last two decades. Additionally, according to the EPA's U.S. Greenhouse Gas Inventory Report published in April 2016, U.S. methane emissions decreased approximately 6% from 1990 to 2014. This was achieved despite a greater than 45% increase in U.S. natural gas production over the same time frame.

        Natural gas power generation also serves as an excellent complement to renewable energy sources because it provides the reliability and flexibility renewable energy lacks. The availability of wind and solar power generation varies minute-to-minute, day-to-day, and season-to-season. Natural gas serves as a perfect "firming" backup source that ensures steady power generation and system reliability because it can be dispatched quickly when renewables are unavailable.

        Multiple academic studies demonstrate that increased natural gas capacity helps facilitate greater deployment of renewable energy sources. Natural gas and renewables are highly complementary and when deployed together help generators both cut greenhouse gas emissions and ensure stable electricity supply. Natural gas-fired electricity generation is clearly a key ally of renewable resources in our shared response to the climate change challenge.

        The stockholder proponent requests that we prepare an assessment of the medium- and long-term portfolio impacts of technological advances and global climate change policies. Our Board believes that preparation of such a broad and general report would be an expensive and time-consuming exercise that would be largely duplicative of information already available on our website (such as our Statement on Climate Change, which is available at www.kindermorgan.com on the "Safety and Environment" page), which addresses many items related to our views on risks that climate change and the impact of changing technologies may pose to our business that would be expected in such an assessment.

        In summary, we believe that preparation of the assessment requested by the stockholder proponent would not provide our stockholders with more meaningful information with respect to these topics than is already provided by the company. We report the risks associated with our business consistent with applicable law, including in our annual and quarterly reports filed with the SEC under the section entitled "Risk Factors." Our Board believes that our current risk reporting accurately describes our views on future potentialities and provides our stockholders with adequate information to appreciate the risks to which our business may be subject.

        If this proposal is properly presented by the stockholder proponents at the annual meeting, the affirmative vote of a majority of the votes cast is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

Recommendation

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL RELATING TO THE PREPARATION OF AN ASSESSMENT OF THE MEDIUM- AND LONG-TERM PORTFOLIO IMPACTS OF TECHNOLOGICAL ADVANCES AND GLOBAL CLIMATE CHANGE POLICIES FOR THE REASONS DESCRIBED ABOVE.

OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies returned to us will be voted in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for Our 2018 Annual Meeting

        Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2018 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by our corporate secretary at 1001 Louisiana Street, Suite 1000, Houston, Texas 77002 no later than December 1, 2017.

        Our bylaws require that stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2018 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2018 annual meeting, must follow certain procedures. Under these procedures, stockholders of record must submit the proposed nominee or item of business by delivering a notice by mail to our corporate secretary at the address above. We must receive such notice not less than 90 days nor more than 120 days prior to the first anniversary of the 2017 annual meeting. Under this criterion, stockholders must provide such notice during the period from January 10, 2018 to February 9, 2018. However, if the date of the 2018 annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, a proposing stockholder will have an alternative time period in which to deliver such notice.

        As required by Section 2.12 of our bylaws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of our bylaws on our website at www.kindermorgan.com in the "Corporate Governance" sub-section of the section entitled "Media & Investor Relations" or by writing our corporate secretary at the address above.

Incorporation by Reference

        To the extent we incorporate this proxy statement by reference into any other filing with the SEC under the Securities Act or the Exchange Act, the sections of this proxy statement under the captions "Report of Compensation Committee," "Report of Audit Committee" and "Performance Graph" will not be deemed incorporated unless specifically provided otherwise in the filing.

        We will provide without charge to you upon your request, a copy (without exhibits) of our annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC. You may also obtain copies of exhibits to our Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. Requests for copies should be addressed to Kinder Morgan, Inc., Attn: Investor Relations, 1001 Louisiana Street, Suite 1000, Houston, Texas 77002, (713) 369-9000.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED MARCH 31, 2017. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on May 9, 2017. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/kmii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1. + 1. Election of Directors: For Against For Against For Against 01 - Richard D. Kinder 02 - Steven J. Kean 03 - Kimberly A. Dang 04 - Ted A. Gardner 05 - Anthony W. Hall, Jr. 06 - Gary L. Hultquist 07 - Ronald L. Kuehn, Jr. 08 - Deborah A. Macdonald 09 - Michael C. Morgan 10 - Arthur C. Reichstetter 11 - Fayez Sarofim 12 - C. Park Shaper 13 - William A. Smith 14 - Joel V. Staff 15 - Robert F. Vagt 16 - Perry M. Waughtal The Board of Directors recommends that you vote FOR the following proposal: ForAgainst Abstain 2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 The Board of Directors recommends that you vote AGAINST each of the following proposals: For Against Abstain ForAgainst Abstain 3. Stockholder proposal relating to a proxy access bylaw 4. Stockholder proposal relating to a report on methane emissions 6. Stockholder proposal relating to an assessment of the medium-and long-term portfolio impacts of technological advances and global climate change policies 5. Stockholder proposal relating to an annual sustainaMbility repoMrt MMMMM C 1234567890 J N T 3 7 5 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 3 2 02J4DD MMMMMMMMM A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — Kinder Morgan, Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the offices of Kinder Morgan, Inc., 1001 Louisiana Street, Houston, Texas, on Wednesday, May 10, 2017, beginning at 10:00 a.m local time. At the Annual Meeting, the holders of our Class P common stock will act on the matters as stated on the reverse side hereof. The Board of Directors recommends a vote FOR each of the nominated directors, FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 and AGAINST each of the four stockholder proposals. The undersigned hereby appoints each of Richard D. Kinder and David R. DeVeau, with or without the other and with the full power of substitution, as proxies to vote as specified on the reverse side hereof all shares of Class P common stock the undersigned is entitled to vote at the Annual Meeting. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named on the reverse becomes unable to serve or for good cause will not serve, (ii) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (iii) on any other matters that may properly come before the Annual Meeting, and any adjournments or postponements thereof. If no direction is given on a signed and returned proxy card with regard to any Proposal, the above-named proxies will vote FOR each of the nominees listed in Proposal 1, FOR Proposal 2 and AGAINST each of Proposals 3, 4, 5 and 6. Continued, and to be completed, dated and signed below Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C B